Exhibit 99.(a)(1)

This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Alcoa Offer, you should consult with your investment dealer, broker, lawyer or other professional advisor. Questions or requests for assistance concerning the information in this document may be directed to the information agents at their addresses and telephone numbers as set forth on the back cover of this Directors’ Circular.

Directors’ Circular
RECOMMENDING
REJECTION
OF THE OFFER BY
ALCOA INC.
and
its wholly-owned subsidiary
ALCOA HOLDCO CANADA ULC

TO PURCHASE ALL OF THE COMMON SHARES
OF
ALCAN INC.

The Board of Directors unanimously recommends that you
REJECT
the Alcoa Offer and NOT TENDER your Alcan Common Shares

May 22, 2007

Notice to United States Shareholders:

The Alcoa Offer is in respect of securities of a Canadian issuer. The enforcement by United States shareholders of civil liabilities under United States federal securities laws may be adversely affected by the fact that the issuer is located in a foreign country and that some of its directors and officers are residents of a foreign country.

May 22, 2007

Dear Fellow Alcan Shareholder:

On May 8, 2007, Alcoa Inc. and a wholly-owned subsidiary (together, “Alcoa”) commenced an unsolicited offer (the “Alcoa Offer”) to acquire all of the issued and outstanding common shares of Alcan (the “Alcan Common Shares”), and, by now, you may have received materials from Alcoa asking you to tender your Alcan Common Shares to the Alcoa Offer.

The Board of Directors of Alcan has voted unanimously to recommend that Alcan Shareholders REJECT the Alcoa Offer. We urge that you NOT TENDER your shares.

The Board believes that the Alcoa Offer fails to reflect full value for Alcan and is an attempt by Alcoa to acquire Alcan without offering adequate consideration to Alcan Shareholders.

The attached Directors’ Circular explains in greater detail why the Board of Directors has reached this conclusion, and we strongly encourage you to read the Directors’ Circular in its entirety. As you will see, the Board considered many factors, including the recommendation of a Strategic Committee of directors and a written opinion from Alcan’s lead financial advisor, Morgan Stanley & Co. Incorporated.

Reasons for the Recommendation

As described in greater detail in the Directors’ Circular, the Board cited numerous reasons for its unanimous recommendation that Alcan Shareholders reject the Alcoa Offer, including that:

•	The Alcoa Offer fails to compensate Alcan Shareholders for the value of Alcan’s extremely attractive asset base, technology, strategic capabilities and growth prospects.

•	The Alcoa Offer does not reflect an adequate premium for control of Alcan.

•	Under Alcoa’s own analysis, the Alcoa Offer does not compensate Alcan Shareholders adequately for the capitalized value of Alcoa’s own estimates of achievable synergies.

•	The consideration offered under the Alcoa Offer represents a discount to the current trading price of the Alcan Common Shares.

•	The Alcoa Offer is highly conditional and is subject to significant risks and uncertainties, both as to timing and ultimate outcome.

•	The value of the Alcoa Offer is uncertain and will vary with the trading price of the Alcoa Shares.

•	The Board and its Strategic Committee, together with Alcan’s management, are actively building upon existing strategies to develop a full set of highest-value initiatives as well as continuing to explore alternatives consistent with the best interests of Alcan Shareholders.

In addition, Alcan’s lead financial advisor has provided a written opinion to the Board that, as of the date of the opinion, and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by holders of the Alcan Common Shares pursuant to the Alcoa Offer is inadequate from a financial point of view to such holders.

The Board believes that the Alcoa Offer, in addition to be being financially inadequate, is ill-considered and was launched without adequate analysis or understanding of the significant risks and uncertainties, both as to timing and ultimate outcome, relating to regulatory, governmental and other matters, in respect of which Alcoa is unable to provide any assurances. Moreover, the Alcoa Offer shifts these risks to the Alcan Shareholders through a number of broad discretionary conditions while not compensating them for these risks.

Strategies and Alternatives

The Board is highly confident in the future of Alcan and the continued success of its strategies which are strongly supported by Alcan’s deep pool of outstanding talent with proven execution capabilities. This confidence is reinforced by the strong corporate culture that binds Alcan’s people together — a culture in which a commitment to superior financial performance and disciplined execution coexists with principles of environment, health, safety and sustainability.

In terms of financial performance, Alcan recently completed its most successful year (2006) and quarter (Q1 2007) in its long and remarkable history. Its financial position, asset base, energy position, leading technologies, organic growth projects, sustainability practices and the depth and quality of its management all contribute to Alcan’s unparalleled strength and ability to carry out its ambitious business plans in support of its highly focused strategy based on principles of value-based management.

Alcan’s enviable pipeline of growth projects has never been stronger. Its pipeline of Primary Metal projects — which includes major projects in Quebec, British Columbia, Iceland, Oman, South Africa, Cameroon and Saudi Arabia — is particularly compelling, and each of Alcan’s three other business groups has major initiatives that are well underway and that stand to enhance shareholder value appreciably.

As discussed in the Directors’ Circular, Alcan’s management and Board continually develop, review and engage in discussions regarding portfolio and capital structure alternatives consistent with Alcan’s value-based management philosophy, its record of delivering value to Alcan Shareholders and its history of acting in the best interests of Alcan and its Shareholders. In the current context, the Board has mandated its Strategic Committee, together with Alcan’s management and financial and legal advisors, to build actively upon existing strategies to develop a full set of highest-value initiatives as well as to continue to explore alternatives consistent with the best interests of Alcan Shareholders. One element of these activities includes ongoing discussions with third parties regarding such initiatives and alternatives.

As the Board examines these alternatives, Alcan is continuing to maintain a strong commitment to financial performance and its key operating and strategic initiatives. These include aggressively building on Alcan’s primary metal strengths in power and technology, pursuing the achievement of a physical balance in bauxite and alumina, and profitably growing Engineered Products and Packaging through market adjacencies and through additional initiatives, particularly in developing economies.

For the above reasons, the Alcan Board of Directors urges you to REJECT the Alcoa Offer and NOT TENDER your shares. If you have tendered your shares, you can withdraw them. For assistance with withdrawing your shares, you can contact your broker or our information agents Georgeson Shareholder and Innisfree M&A, at one of the numbers below. In addition, the information agents are available to answer questions about this document and can be reached at:

In Canada
(and elsewhere outside the United States):	In the United States:
Georgeson Shareholder	Innisfree M&A
North American Toll Free Number: (866) 690-7472 or European Union Free Call: 00 800 6520 6520 Australia Free Call: 1 800 425 606	Toll Free Number: (877) 825-8964 Banks and Brokers Call Collect: (212) 750-5833

On behalf of the Board of Directors of Alcan, I would like to thank you for your continued support.

Sincerely,

L. Yves Fortier
Chairman of the Board of Alcan Inc.

QUESTIONS AND ANSWERS ABOUT
THE INADEQUATE OFFER FROM ALCOA

The media has referred to this as a “hostile” takeover bid. Is that true?

YES, the Alcoa Offer is an attempt at a hostile takeover.  In a friendly takeover, two companies work together to come to an agreement intended to enhance shareholder value for both companies. Alcoa launched the Alcoa Offer without first coming to such an agreement with Alcan. Under these circumstances, the Alcoa Offer should be considered to be a hostile offer. The Board and its Strategic Committee, together with Alcan’s management and financial and legal advisors, are actively building upon existing strategies to develop a full set of highest-value initiatives as well as continuing to explore alternatives consistent with the best interests of Alcan Shareholders and consistent with Alcan’s history of, and commitment to, delivering value to Alcan Shareholders.

Why is Alcoa attempting a hostile takeover of Alcan?

As described in “Background to the Alcoa Offer and Response of Alcan” located elsewhere in this Directors’ Circular, on two separate occasions in 2005 Alcoa sent unsolicited and unexpected letters to Alcan with preliminary proposals for a potential acquisition of Alcan — the first to Alcan’s President and Chief Executive Offer, and the second directly to Alcan’s Directors — apparently under the assumption that it was necessary to circumvent Alcan’s Chief Executive Officer. Each of these preliminary proposals was thoroughly reviewed by Alcan’s Board and senior management, with the participation of Alcan’s external advisors. In both cases, the Alcan Board concluded that the very preliminary proposals: (i) significantly undervalued Alcan, (ii) were highly conditional and (iii) contained significant regulatory and other significant risks and uncertainties. Furthermore, it was apparent to the Alcan Board that significant philosophical differences existed with regard to the necessary discipline for creating shareholder value and that Alcoa’s approaches were motivated primarily by the need to solve its own strategic issues and concerns. It was clear to the Board that Alcan’s own path forward and its expected growth and performance were preferable. In the view of Alcan’s Board, the insufficiency of these proposals was confirmed by Alcan’s subsequent share price performance, which exceeded the implied value of each the proposals within months in each instance.

At Alcoa’s request, Alcan did have subsequent exploratory discussions with Alcoa on an intermittent basis over a period of approximately three months in the latter half of 2006. Alcan’s willingness to enter into these exploratory discussions was based on the view that any resulting negotiations would have to:

(i)	be reasonably likely to lead toward a transaction providing risk-adjusted benefits to Alcan Shareholders, appropriately compensating them for the value that Alcan, its assets, technologies and competencies would bring to a combined company,

(ii)	provide for sufficient leadership from Alcan to allow for the continuation at the combined company of Alcan’s focus on value-based management and other foundations of its success, and

(iii)	be within a framework that would protect Alcan’s assets and the interests of Alcan and its Shareholders.

However, in the judgment of Alcan’s Board and management, Alcoa’s actions demonstrated that it would not be willing to negotiate or proceed on a basis consistent with these prerequisites. This judgment has now proved to be well-founded.

Having failed to convince Alcan’s management and Board to proceed on the basis of its inadequate and problematic proposals, Alcoa has decided to take the Alcoa Offer, yet another inadequate and problematic proposal, directly to Alcan Shareholders.

Should I accept or reject the Alcoa Offer?

Your Board unanimously recommends that you REJECT the Alcoa Offer and NOT TENDER your Alcan Common Shares. Members of the Board and senior officers ARE NOT tendering their Alcan Common Shares into the Alcoa Offer, which the Board views as offering inadequate consideration to Alcan Shareholders.

i

Why does the Board believe that the Alcoa Offer should be rejected?

The Board is highly confident in the future of Alcan and the continued success of its strategies and management team. The Board believes that the Alcoa Offer fails to reflect full value for Alcan and is an attempt by Alcoa to acquire Alcan without offering adequate consideration to Alcan Shareholders. The Board’s reasons include:

•	The Alcoa Offer fails to compensate Alcan Shareholders for the value of Alcan’s extremely attractive asset base, technology, strategic capabilities and growth prospects.

•	The Alcoa Offer does not reflect an adequate premium for control of Alcan.

•	Under Alcoa’s own analysis, the Alcoa Offer does not compensate Alcan Shareholders adequately for the capitalized value of Alcoa’s own estimates of achievable synergies.

•	The consideration offered under the Alcoa Offer represents a discount to the current trading price of the Alcan Common Shares.

•	The Alcoa Offer is highly conditional and is subject to significant risks and uncertainties, both as to timing and ultimate outcome.

•	The value of the Alcoa Offer is uncertain and will vary with the trading price of the Alcoa Shares.

•	The Board and its Strategic Committee, together with Alcan’s management, are actively building upon existing strategies to develop a full set of highest-value initiatives as well as continuing to explore alternatives consistent with the best interests of Alcan Shareholders.

In addition, Alcan’s lead financial advisor, Morgan Stanley, has provided a written opinion to the Board that, as of the date of such opinion, and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by holders of the Alcan Common Shares pursuant to the Alcoa Offer is inadequate from a financial point of view to such holders.

A discussion of the reasons for the unanimous recommendation of the Board is included on pages 2 through 17 in this Directors’ Circular.

Do I have to decide now?

NO.  You do not have to take any action at this time. The Alcoa Offer is scheduled to expire at 5:00 p.m., Eastern Daylight Saving Time, on July 10, 2007, and is subject to a number of conditions that have yet to be satisfied, including certain regulatory and governmental conditions. Alcoa has stated publicly that its target is to complete the Alcoa Offer by the end of 2007, reflecting the fact that the process for obtaining regulatory clearances, assuming they can be obtained, is likely to be lengthy with currently unknowable divestiture requirements. There is, therefore, currently no reason to believe that Alcoa could complete the Alcoa Offer within the initial offer period or on the basis it has described.

However, if you have already tendered Alcan Common Shares to the Alcoa Offer and you decide to withdraw these Alcan Common Shares from the Alcoa Offer, you must allow sufficient time to complete the withdrawal process prior to the expiry of your withdrawal rights. Please contact your broker or the Information Agents retained by Alcan, at one of the numbers listed below.

What is the Board doing in response to the Alcoa Offer?

Alcan’s management and Board continually develop, review and engage in discussions regarding portfolio and capital structure alternatives consistent with Alcan’s value-based management philosophy, its record of delivering value to Alcan Shareholders and its history of acting in the best interests of Alcan and its Shareholders. In the current context, the Board has mandated its Strategic Committee, together with Alcan’s management and financial and legal advisors, to build actively upon existing strategies to develop a full set of highest-value initiatives as well as to continue to explore alternatives consistent with the best interests of Alcan Shareholders. One element of these activities includes ongoing discussions with third parties regarding such initiatives and alternatives.

As the Board examines these alternatives, Alcan is continuing to maintain a strong commitment to financial performance and its key operating and strategic initiatives. These include aggressively building on Alcan’s primary metal strengths in power and technology, pursuing the achievement of a physical balance in bauxite and alumina, and profitably growing Engineered Products and Packaging through market adjacencies and through additional initiatives, particularly in developing economies.

My broker advised me to tender my Alcan Common Shares. Should I?

NO.  The Board has unanimously recommended that Alcan Shareholders REJECT the Alcoa Offer and NOT TENDER their Alcan Common Shares.

How do I reject the Alcoa Offer?

You do not need to do anything. DO NOT TENDER your Alcan Common Shares.

Can I withdraw my Alcan Common Shares if I have already tendered?

YES.  According to the Alcoa Circular, you can withdraw your Alcan Common Shares at any time before your Alcan Common Shares have been taken up and paid for by Alcoa under the Alcoa Offer and in certain other circumstances. For further details, please contact your broker or the Information Agents retained by Alcan, at one of the numbers listed below.

How do I withdraw my Alcan Common Shares?

We recommend that you contact your broker or the Information Agents retained by Alcan, at one of the numbers listed below for information on how to withdraw your Alcan Common Shares.

Who do I ask if I have more questions?

Your Board recommends that you read the information contained in this Directors’ Circular. You should contact the Information Agents retained by Alcan, with any questions or requests for assistance you might have. The Information Agents may be reached at:

In Canada (and elsewhere outside the United States):	In the United States:
Georgeson Shareholder	Innisfree M&A
North American Toll Free Number: (866) 690-7472	Toll Free Number: (877) 825-8964
European Union Free Call: 00 800 6520 6520	Banks and Brokers Call Collect: (212) 750-5833
Australia Free Call: 1 800 425 606

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Directors’ Circular contains, among other things, the unanimous recommendation of the Board of Directors of Alcan that Alcan Shareholders reject the Alcoa Offer and not tender their Alcan Common Shares to the Alcoa Offer. This Directors’ Circular, including the discussion of the reasons for the Board’s recommendation, contains forward-looking information (as defined in the Securities Act (Ontario)) and forward-looking statements (as defined in the United States Securities Exchange Act of 1934, as amended) that are based on expectations, estimates and projections as of the date of this Directors’ Circular. Such forward-looking statements can be found in, among other sections, “Unanimous Recommendation of the Board” and “Analysis and Reasons for the Board’s Conclusion and Recommendation”. Terms such as “believes”, “expects”, “may”, “will”, “could”, “should”, “anticipates”, “estimates”, “intends” and “plans” and the negatives of and variations on terms such as these signify forward-looking statements. All statements that address Alcan’s expectations or projections about the future including statements about Alcan’s growth, cost reduction goals and financial results are forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results and developments to differ materially from those expressed or implied by the forward-looking statements in this Directors’ Circular.

Examples of forward-looking statements in this Directors’ Circular include statements relating to interest and exchange rates; the expected results of Alcan’s efforts to develop strategies and explore alternatives; Alcan’s long-term growth prospects; future performance of the aluminum market; and Alcan’s operating results. These and other forward-looking statements are based on a number of assumptions which may prove to be incorrect. Assumptions and factors that could cause actual results to differ materially from current expectations include, but are not limited to: the successful completion of new projects, planned expansions, modernizations or other projects within the timelines anticipated and at anticipated production levels, costs and returns; the successful implementation of productivity and cost-reduction initiatives; fluctuations in interest rates and exchange rates; rising energy costs or energy supply interruptions; market and credit risks from derivatives portfolio and trading activities; global demand for aluminum and aluminum products relative to supply; general economic conditions; competitive conditions in the business in which Alcan operates; changes in consumer spending and preferences; the outcome of pending legal proceedings; changes in laws, rules and regulations applicable to Alcan; changes in exposures to environmental costs and liabilities; changes in employee relations; and any required contributions to defined benefit pension plans as a result of adverse changes in interest rates and the equity markets. In addition to being subject to a number of assumptions, forward-looking statements in this Directors’ Circular are subject to the risks identified in the filings by Alcan with the United States Securities and Exchange Commission (“SEC”) and Canadian securities regulatory authorities (“CSAs”) including Alcan’s Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent quarterly reports on Form 10-Q.

This Directors’ Circular also includes forward-looking statements relating to Alcoa. Forward-looking statements relating to Alcoa include, among other things, expectations as to: the performance of Alcoa’s businesses; synergies available to Alcoa in a combination with Alcan; and the approvals or clearances required to be obtained by Alcoa from regulatory and other agencies and bodies, which may require certain divestitures. These statements were derived from the Alcoa Circular and other filings by Alcoa with the SEC and the CSAs, as well as from third party sources such as analyst reports. Neither Alcan nor the Board assumes any responsibility for the accuracy or completeness of such information. In addition, a number of factors that could cause Alcoa’s actual results to differ from the forward-looking statements are described in the Alcoa Circular under the heading “Forward-Looking Statements” and in Alcoa’s public filings with the SEC.

While Alcan anticipates that subsequent events and developments may cause Alcan’s views to change, Alcan specifically disclaims any obligation to update the forward-looking statements that are contained, or incorporated by reference, in this Directors’ Circular, except in accordance with applicable securities laws. These forward-looking statements should not be relied upon as representing Alcan’s or the Board’s views as of any date subsequent to the date of this Directors’ Circular. Although Alcan has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

Investors and security holders may obtain copies of the public filings made from time to time by Alcan with the SEC free of charge at the SEC’s web site, www.sec.gov. In addition, documents filed with the SEC by Alcan may be obtained free of charge by contacting Alcan’s media or investor relations departments. Filings made by Alcan with the CSAs are available at www.sedar.com.

USE OF CERTAIN NON-GAAP MEASURES

This Directors’ Circular includes a number of measures, including Operating Return on Capital Employed, for which no meaning or standard definition is prescribed by generally accepted accounting principles (GAAP). Accordingly, it is unlikely that comparisons can be made on the basis of these measures among different companies in Alcan’s industry that make return on capital employed and other such measures available.

CURRENCY

All dollar references in this Directors’ Circular are in U.S. dollars unless otherwise indicated.

EXCHANGE RATE INFORMATION

The following table sets out the high and low exchange rates for one U.S. dollar expressed in Canadian dollars, for the period indicated and, the average of such exchange rates, and the exchange rate at the end of such period, in each case, based upon the noon rates as quoted by the Bank of Canada:

	Three Months
	Ended	Year ended December 31,
	March 31, 2007	2006	2005	2004

High	1.1853	1.1726	1.2704	1.3968
Low	1.1529	1.0990	1.1507	1.1774
Rate at end of period	1.1529	1.1653	1.1659	1.2036
Average rate per period	1.1716	1.1341	1.2116	1.3015

On May 22, 2007, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon rate as quoted by the Bank of Canada was CDN$1.0855.

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SUMMARY

The information set out below is intended to be a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors’ Circular. Information about the Alcoa Offer is intended to be a summary and is qualified in its entirety by reference to the Alcoa Circular. All capitalized terms in the summary have the meanings ascribed to such terms elsewhere in this Directors’ Circular.

The Alcoa Offer:	Alcoa has offered to acquire all of the issued and outstanding Alcan Common Shares for consideration of (i) $58.60 (equivalent to CDN$63.61 based on the noon rate as quoted by the Bank of Canada on May 22, 2007) net per share in cash (less any applicable withholding taxes and without interest) plus (ii) 0.4108 of an Alcoa Share per Alcan Common Share.

Based on the closing price for Alcoa Shares on May 21, 2007, the last trading day on the NYSE before the date of this Directors’ Circular, the Implied Offer Price of the Alcoa Offer was $74.62 per Alcan Common Share. The Alcoa Offer is currently scheduled to expire on July 10, 2007 unless extended or withdrawn.

Unanimous Recommendation of the Board of Directors:	The Board unanimously recommends that Alcan Shareholders REJECT the Alcoa Offer and NOT TENDER their Alcan Common Shares to the Alcoa Offer.

Reasons for Rejection:	The Board has carefully reviewed and considered the Alcoa Offer, with the benefit of advice from its financial and legal advisors. The Board also considered the recommendation of its Strategic Committee. The following is a summary of the principal reasons for the unanimous recommendation of the Board to Alcan Shareholders that they REJECT the Alcoa Offer and NOT TENDER their Alcan Common Shares to the Alcoa Offer.

The Board believes that the Alcoa Offer fails to reflect full value for Alcan and is an attempt by Alcoa to acquire Alcan without offering adequate consideration to Alcan Shareholders. The Board’s reasons include:

• The Alcoa Offer fails to compensate Alcan Shareholders for the value of Alcan’s extremely attractive asset base, technology, strategic capabilities and growth prospects.

• The Alcoa Offer does not reflect an adequate premium for control of Alcan.

• Under Alcoa’s own analysis, the Alcoa Offer does not compensate Alcan Shareholders adequately for the capitalized value of Alcoa’s own estimates of achievable synergies.

• The consideration offered under the Alcoa Offer represents a discount to the current trading price of the Alcan Common Shares.

• The Alcoa Offer is highly conditional and is subject to significant risks and uncertainties, both as to timing and ultimate outcome.

• The value of the Alcoa Offer is uncertain and will vary with the trading price of the Alcoa Shares.

•  The Board and its Strategic Committee, together with Alcan’s management, are actively building upon existing strategies to develop a full set of highest-value initiatives as well as continuing to explore alternatives consistent with the best interests of Alcan Shareholders.

In addition, Alcan’s lead financial advisor, Morgan Stanley, has provided a written opinion to the Board that, as of the date of the opinion, and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by holders of the Alcan Common Shares pursuant to the Alcoa Offer is inadequate from a financial point of view to such holders.

Alternatives to the Alcoa Offer:	Alcan’s management and Board continually develop, review and engage in discussions regarding portfolio and capital structure alternatives consistent with Alcan’s value-based management philosophy, its record of delivering value to Alcan Shareholders and its history of acting in the best interests of Alcan and its Shareholders. In the current context, the Board has mandated its Strategic Committee, together with Alcan’s management and financial and legal advisors, to build actively upon existing strategies to develop a full set of highest-value initiatives as well as to continue to explore alternatives consistent with the best interests of Alcan Shareholders. One element of these activities includes ongoing discussions with third parties regarding such initiatives and alternatives.

As the Board examines these alternatives, Alcan is continuing to maintain a strong commitment to financial performance and its key operating and strategic initiatives. These include aggressively building on Alcan’s primary metal strengths in power and technology, pursuing the achievement of a physical balance in bauxite and alumina, and profitably growing Engineered Products and Packaging through market adjacencies and through additional initiatives, particularly in developing economies.

Rejection of the Alcoa Offer by Directors and Senior Officers:	The directors and senior officers of Alcan have each indicated their intention to reject the Alcoa Offer and not tender their respective Alcan Common Shares to the Alcoa Offer.

DIRECTORS’ CIRCULAR

This Directors’ Circular is issued by the board of directors (the “Board”) of Alcan Inc. (“Alcan”) in relation to the unsolicited offer (the “Alcoa Offer”), commenced May 8, 2007, by Alcoa Inc. and its wholly-owned subsidiary Alcoa Holdco Canada ULC (“Alcoa Holdco Canada” and, together with Alcoa Inc., “Alcoa”), to acquire all of the issued and outstanding common shares of Alcan, together with the associated rights (the associated rights together with the common shares of Alcan, the “Alcan Common Shares”) issued and outstanding under Alcan’s Rights Plan, for consideration of (i) $58.60 (equivalent to CDN$63.61 based on the noon rate as quoted by the Bank of Canada on May 22, 2007) net per share in cash (less any applicable withholding taxes and without interest) plus (ii) 0.4108 of an Alcoa Share per Alcan Common Share, upon the terms and conditions set forth in the Alcoa Offer and the accompanying takeover bid circular (the “Alcoa Circular”). Based on the closing price for Alcoa Shares on May 21, 2007, the last trading day on the NYSE before the date of this Directors’ Circular, the Implied Offer Price of the Alcoa Offer was $74.62 per Alcan Common Share. The Alcoa Offer is currently scheduled to expire on July 10, 2007 unless extended or withdrawn.

Information herein relating to Alcoa and the Alcoa Offer has been derived from the Alcoa Circular. Neither Alcan nor the Board assumes any responsibility for the accuracy or completeness of such information.

ALCAN

Alcan was incorporated on June 3, 1902 and is a corporation with limited liability organized under the Canada Business Corporation Act with its headquarters and registered office in Montreal, Canada. Alcan is the parent company of an international group involved in many aspects of the aluminum, engineered products and packaging industries. Through subsidiaries, joint ventures and related companies around the world, the activities of Alcan include bauxite mining, alumina refining, production of specialty alumina, aluminum smelting, manufacturing and recycling, engineered products, flexible and specialty packaging, and related research and development. On December 31, 2006, Alcan employed approximately 64,700 people in 61 countries and regions, excluding 3,300 people employed in joint ventures.

The Alcan Common Shares are traded on the TSX and the NYSE under the symbol “AL”, on the London Stock Exchange under the symbol “AAN”, on Euronext Paris under the symbol “ALC”, and on the Swiss Stock Exchange under the symbol “AL”.

REJECT THE ALCOA OFFER

UNANIMOUS RECOMMENDATION OF THE BOARD

The Board believes that the Alcoa Offer fails to reflect full value for Alcan and is an attempt by Alcoa to acquire Alcan without offering adequate consideration to Alcan Shareholders. The Board unanimously recommends that Alcan Shareholders REJECT the Alcoa Offer and NOT TENDER their Alcan Common Shares to the Alcoa Offer.

NO NEED FOR IMMEDIATE ACTION

As an Alcan Shareholder, there is no need for you to do anything immediately. The Alcoa Offer is currently scheduled to expire on July 10, 2007, unless extended or withdrawn. If you have already tendered Alcan Common Shares to the Alcoa Offer, you should withdraw them as described in the Alcoa Circular.

ANALYSIS AND REASONS FOR THE BOARD’S
CONCLUSION AND RECOMMENDATION

The Board has carefully reviewed and considered the Alcoa Offer, with the benefit of advice from its financial advisors and its legal advisors. The Board also considered the recommendation of its Strategic Committee. Set forth below are the principal reasons for the unanimous recommendation of the Board to Alcan Shareholders that they REJECT the Alcoa Offer and NOT TENDER their Alcan Common Shares to the Alcoa Offer.

All of these reasons should be read with the general understanding that the Board is highly confident in the future of Alcan and the continued success of its strategies which are strongly supported by Alcan’s deep pool of outstanding talent with proven execution capabilities.

1.	The Alcoa Offer fails to compensate Alcan Shareholders for the value of Alcan’s extremely attractive asset base, technology, strategic capabilities and growth prospects.

The Board believes that the Alcoa Offer fails to compensate Alcan Shareholders for the value of Alcan’s extremely attractive asset base, technology, strategic capabilities and growth prospects, particularly at a time when favourable aluminum market fundamentals are expected to persist for the foreseeable future. The Alcoa Offer fails to recognize the value and strategic nature of Alcan’s unique asset base during a period of consolidation in the global aluminum and metals sectors.

In terms of financial performance, Alcan recently completed its most successful year (2006) and quarter (Q1 2007) in its long and remarkable history. Alcan’s financial position, asset base, energy position, leading technology position, sustainability practices and the depth and quality of its management all contribute to Alcan’s unparalleled strength and ability to carry out its ambitious business plans in support of its highly focused strategy based on principles of value-based management.

Alcan’s enviable pipeline of growth projects has never been stronger. Its pipeline of Primary Metal projects — which includes major projects in Quebec, British Columbia, Iceland, Oman, South Africa, Cameroon and Saudi Arabia — is particularly compelling, and each of Alcan’s three other business groups has major initiatives that are well underway and that stand to enhance shareholder value appreciably.

Extremely Attractive Asset Base

Power:  Through a network of wholly-owned power generating facilities totaling over 4,000 megawatts of capacity, Alcan generates over half of the electricity needed for its smelting operations, more than twice the industry average. As a practical matter, the ability to replicate such assets in the western world, in particular those based on hydro resources, is exceedingly low. Importantly, hydro-based assets represent over 90% of Alcan’s wholly-owned installed power capacity and provide a significant and sustainable competitive advantage, the value of which will only increase as the impact of greenhouse gases on the environment is increasingly factored into regulatory regimes around the world and as energy prices rise. Neither the current nor projected value of these unique assets is reflected in the Alcoa Offer.

REJECT THE ALCOA OFFER

Aluminum smelting:  Over one-half of Alcan’s smelting capacity is positioned in the lowest 25% of the industry operating cost curve, the highest proportion of any major industry competitor. Importantly, Alcan’s modern smelting capacity includes numerous installations of Alcan’s AP technology. The following chart illustrates Alcan’s operating cost strength in 2006:

World Ranking of Operating Costs – 2006

Source: CRU 2006

Bauxite & Alumina:  Alcan owns high quality assets in many of the world’s key bauxite areas. As quality bauxite reserves and alumina refineries become increasingly difficult to secure, the strategic value of Alcan’s bauxite and alumina portfolio continues to come into focus. An expansion at Alcan’s Gove alumina refinery in Australia is nearing completion and will add 1.8 million tonnes of capacity to this best-in-class asset, significantly improving Alcan’s competitive position on the industry cost curve, and contributing to a key strategic objective of physical balance with internal smelting requirements for alumina.

Engineered Products:  Alcan’s Engineered Products Business Group is a highly valuable portfolio of businesses which together leverage common technology, processes, supply chain efficiencies and market applications. Alcan’s expertise in the use of lightweight materials (such as aluminum, composites, plastics and balsa wood) for high-end applications is substantial and recognized as such. Customers recognize this by choosing to involve Alcan in their own research & development programs, confident that the highest-value outcomes will be achieved.

Engineered Products enjoys leading positions in a variety of attractive product segments and geographies. Alcan is a leader in European aerospace sheet and plate, specialty sheet and hard alloy extrusions. Between 2005 and 2006, Engineered Products posted improvements in Business Group Profit of over 40%. Current return on capital is well in excess of cost of capital, reflecting the benefits of a sustained focus on value creation and the high quality of Engineered Products’ businesses. Building on this strong performance, Engineered Products is exploring and acting on attractive growth opportunities by (i) moving into new markets and extending its geographic footprint, (ii) streamlining and expanding existing businesses, and (iii) moving into related activities. The highly technical nature of Engineered Products’ businesses, as well as the extremely close customer relationships developed over time, has resulted in a group of businesses which are very difficult to replicate.

Packaging:  Alcan Packaging maintains a leading position in each of the segments in which Alcan participates (Food Flexible, Pharmaceuticals, Tobacco and Beauty) and ranks as one of the largest packaging companies in the world. Packaging maintains strong relationships with its large customers, often working with clients to co-develop strategies,

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products and even adjacent facilities. In a fragmented marketplace, Alcan’s packaging business benefits from greater purchasing leverage, greater cross-fertilization of best practices and the ability to act as market consolidator, when appropriate. During the last two years, Alcan Packaging has been successful in maintaining its operating margins when competitors were experiencing significant margin erosion caused by unprecedented input cost increases. Furthermore, the business has steadily and significantly improved its return on capital through targeted portfolio optimization and aggressive cost reduction programmes.

In line with a strategy of pursuing the highest growth segments in the highest growth regions, Alcan Packaging is continuing the migration of its operations into developing countries and has strong positions in some of the world’s fastest growing markets. Building on operating excellence as a foundation of its improved performance, Alcan Packaging has realigned its business portfolio towards growth in attractive market segments and expects to continue to improve return on capital significantly.

Capabilities

Execution:  Alcan is committed to creating shareholder value and value-based management remains its guiding principle. Alcan has benefited from a clear strategy, and Alcan’s performance is measured against clearly communicated financial targets. Working within the framework provided by Alcan’s integrated management system (AIMS), Alcan has been able to meet or exceed all of its financial targets through focused execution. Alcan has greatly improved return on capital and has delivered significant operating earnings per share growth. Alcan’s ability to generate operating cash flow has been strong, which has enabled Alcan to strengthen its balance sheet and increase returns to Shareholders during 2006, while developing and pursuing exceptionally attractive growth projects. At the same time, Alcan has maintained financial discipline. Sustaining capital expenditures have been in line with depreciation, working capital turns have steadily improved, and Selling, General and Administrative (SG&A) costs have been reduced in line with Alcan’s targets.

Alcan’s Progress Against Corporate Financial Targets

(1)	Targets based on 5-year plans and forward rates for currency and metal as at September 2005
(2)	See Glossary for definition
(3)	Annualized
(4)	Trailing 4 quarters
(5)	Excluding FAS Pension adjustments

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Operating Return on Capital Employed(1)

(1)	See Glossary for definition
(2)	Annualized first quarter Operating ROCE

Annual Cash Flow from Operations

(1)	Forecast assumes currency and aluminum pricing at forward rates as of March 2007

Alcan’s execution capability is also reflected in the approximately $400 million of synergies realized from the Pechiney acquisition compared to an initial target of $360 million, the $250 million of value captured through Alcan’s Continuous Improvement program since its launch in 2003, and the 30% decline in lost time injuries in 2006 on a year-over-year basis.

Going forward, Alcan will continue to draw on its strong management team and systems to successfully execute its strategies. Alcan expects that executing on these strategies will involve: (i) accelerating development of key projects in Alcan’s primary pipeline, (ii) leveraging Alcan’s AP technology to further reduce costs, access the world’s best greenfield projects and extend its capability through an AP 50 pilot plant, and (iii) developing adjacent growth opportunities in complementary materials and geographies.

Portfolio Management:  Alcan has a proven ability to optimise its portfolio in line with its strategic priorities. It is worth emphasising three transactions in particular—Alusuisse Group Ltd., Pechiney and Novelis Inc.—because these occurred in rapid succession and resulted in a fundamental transformation of Alcan, delivering strong benefits to shareholders. Growth through acquisition has proven a successful and value maximizing strategy for Alcan, as demonstrated by the range of significant transactions undertaken since 2000 and the ability of Alcan management to extract substantial synergies in excess of initially announced targets in the case of the Alusuisse and Pechiney acquisitions (approximately $400 million in the case of Pechiney alone). Alcan has a successful track record and disciplined focus in

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identifying and closing or divesting underperforming or poorly fitting businesses. The intensity and complexity of work required to successfully integrate Alusuisse and Pechiney, and then to spin-off Novelis, speaks to the capabilities of Alcan’s management and employees.

Technology:  Alcan’s leading technology positions in alumina refining and aluminum smelting are well recognized worldwide. Alcan’s AP smelting technology, acquired through the Pechiney transaction in 2003 and substantially further developed by Alcan, is the acknowledged industry leader and one of the key reasons for which Alcan is able to access preferred growth opportunities. A significant majority of western world smelting capacity installed in the last 25 years employs Alcan’s AP technology. Alcan intends to extend this leadership through an announced program of investment in research and development at research centres in Canada and France, as well as the construction in Quebec of the world’s first industrial-scale pilot facility utilising AP50 reduction cells. Alcan believes that these efforts will extend its technology leadership well into the next decade. In addition, Alcan’s Engineered Products and Packaging Business Groups deploy proprietary technology and alloys in establishing and maintaining their leading market positions and customer relations in high value-added products.

Application of AP Technology in Current Smelters Worldwide

Aluminum Industry Fundamentals

Alcan is in a unique position to benefit from the current favourable fundamentals of the aluminum industry. Growth in the production and consumption of primary aluminum has accelerated over the past few years. From 2001 to 2006, global production increased by 38.8% to 33.9 million tonnes while consumption rose 42.0% to 34.1 million tonnes. The majority of the growth in both production and consumption has been in China, which has experienced five-year average annual growth rates of 22% for production and 20% for demand. The following chart illustrates LME aluminum price history since 1997:

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3-Month LME Aluminum Price History

Source: London Metal Exchange

Prices for aluminum reached record levels in 2006, driven by tight supply/demand balance, sharply higher energy prices and rising raw material costs. Because of its versatility (light weight, corrosion resistance, ductility, conductivity, and moderate melting point), aluminum is an ideal material for use in transportation, building construction, packaging, electrical products, machinery and equipment, and consumer durables. It competes in these applications against such materials as steel, copper and plastics, and in recent years has gained market-share relative to these materials in part as a result of their prices having generally risen more rapidly than that of aluminum.

Primary Aluminum Consumption vs. GDP

Source: Global Insight and World Bureau of Metal Statistics

It is Alcan’s view that, barring a global recession, aluminum consumption should continue to grow strongly. As shown in the graph above, aluminum consumption is highly correlated to the per capita level of GDP. As the economies of India, Russia and Brazil, like China’s in the past decade, develop and continue to integrate with the global economic mainstream, Alcan expects global demand for aluminum generally to continue its strong growth, driving favourable market conditions for the aluminum industry medium- to long-term.

Growth Prospects

Upstream:  Alcan’s organic growth pipeline includes some of the highest quality and strategically valuable alumina refineries and aluminum smelter projects in the world today. In alumina, a number of announced initiatives are underway or being finalized in the world’s most important bauxite-rich areas such as Australia, Brazil, Ghana and Guinea. In

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primary aluminum, Alcan’s suite of announced projects totals a potential increase in capacity of over 1.5 million tonnes, all of which is expected to be in the lowest 25% of the global operating cost curve. Alcan’s success in project development is significantly enhanced by its technology position and global reputation. The long-term value of proposed developments in British Columbia and Quebec is clearly enhanced by the significant and sustainable competitive advantage offered by Alcan’s power rights and facilities, particularly considering the important additional rights recently obtained by Alcan from the Government of Quebec.

Alcan Upstream Growth Pipeline

Downstream:  Following a period of focused portfolio restructuring, both Engineered Products and Packaging are pursuing profitable growth by leveraging their leading market positions into new geographies and products. While individually not as large as the upstream growth projects, collectively these projects are positioned to contribute a significant portion of Alcan’s overall future growth.

2.	The Alcoa Offer does not reflect an adequate premium for control of Alcan.

Due to the rapid pace of consolidation in the global metals and mining industry, and the emergence of new players whose share capital is not traded in the North American and European capital markets, the global equity markets currently offer few attractive alternatives to investors seeking to invest in the aluminum industry. Accordingly, the Board believes that any premium offered for control of Alcan must adequately reflect the quality, stature, scarcity value and strategic importance of Alcan’s assets, technologies and competencies and the unique opportunity it would afford an acquirer.

Not only does the Board believe that the Alcoa Offer fails to reflect the full and unique value of Alcan, the premium implied by the Alcoa Offer is also substantially inferior even to average premiums offered in takeovers in both the global metals and mining and Canadian metals and mining sectors during the past seven years. In the metals and mining sector,

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average premiums paid in unsolicited takeovers have historically been higher than the average premiums paid for all takeovers (both unsolicited and otherwise). The following chart illustrates these precedent transaction premiums:

Average Precedent Takeover Premiums(1)

(1)	Precedent takeover premiums based on target’s unaffected stock price.
(2)	Source: Thomson Financial and other publicly available information for transactions greater than $1.0 billion from January 1, 2000 to May 4, 2007.
(3)	Source: Thomson Financial and other publicly available information for transactions greater than $500 million from January 1, 2000 to May 4, 2007.
(4)	Premium represented by the Implied Offer Price of the Alcoa Offer on May 7, 2007, the day of the announcement, to the average closing trading price on the NYSE of the Alcan Common Shares over the 30 trading days up to and including May 4, 2007, the last trading day prior to the announcement of the Alcoa Offer.
(5)	Premium represented by the Implied Offer Price of the Alcoa Offer on May 4, 2007, the last trading day prior to announcement.

3.	Under Alcoa’s own analysis, the Alcoa Offer does not compensate Alcan Shareholders adequately for the capitalized value of Alcoa’s own estimates of achievable synergies.

The Alcoa Circular states that Alcoa expects to achieve $1.0 billion of annual pre-tax cost synergies within three years following the closing of the combination of the two companies. Alcoa provided this estimate of achievable synergies in a letter dated July 29, 2005 from Alain Belda, Alcoa’s Chairman and CEO to Alcan’s then President and CEO, Travis Engen, which also indicated Mr. Belda’s belief that these synergies would be worth $7.0 billion in increased equity value to the combined company.

Mr. Belda presented an increased estimate of achievable synergies in a September 4, 2006 meeting with Mr. Evans, Alcan’s President and CEO. At that meeting, Mr. Belda stated that he believed that annual synergies of $1.5 billion were achievable, implying a capitalized value of approximately $10.5 billion using Mr. Belda’s own valuation methodologies. Mr. Belda’s estimates of the value of the synergies that Alcan would provide to a combination are inadequately reflected in the value of the consideration to be received by Alcan Shareholders under the Alcoa Offer.

4.	The consideration offered under the Alcoa Offer represents a discount to the current trading price of the Alcan Common Shares.

Since the announcement of the Alcoa Offer on May 7, 2007, the Alcan Common Shares have traded above the Implied Offer Price of the Alcoa Offer. Between the date of the announcement of the Alcoa Offer and May 21, 2007, over 97.3 million Alcan Common Shares have traded on the NYSE in a range from $77.45 to $82.60, at a weighted average trading price of $80.70 per Alcan Common Share. During the same time period, over 49.8 million Alcan Common Shares have traded on the TSX in a range from CDN$85.88 to CDN$90.93, and at a weighted average trading price of

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CDN$89.26 per Alcan Common Share. These values support the Board’s conclusion that the consideration offered under the Alcoa Offer is inadequate.

The Board believes that the performance of the Alcan Common Shares during this period is a strong indicator that the market believes that the Alcoa Offer undervalues the Alcan Common Shares. The closing price of the Alcan Common Shares on the NYSE on May 21, 2007 was $81.10. The Implied Offer Price of the Alcoa Offer as of that date of $74.62 represented a 8.0% discount to that price. The closing price of the Common Shares on the TSX on May 18, 2007 was CDN$88.55. The Implied Offer Price of the Alcoa Offer in Canadian dollars as of that date of CDN$81.54 represented a 7.9% discount to that price. The following chart illustrates the performance of the Alcan Common Shares compared to the Implied Offer Price of the Alcoa Offer:

Implied Value of Alcoa Offer Relative to Alcan Share Price ($)(1)

(1)	Based on closing prices on the NYSE. Source: Bloomberg Financial Markets.

5.	Similar to Alcoa’s previous proposals, the Alcoa Offer does not value Alcan and its prospects adequately.

As described in the Alcoa Circular, in 2005 Alcoa made two unsolicited and unexpected proposals to acquire Alcan. Each of these highly preliminary proposals was thoroughly reviewed by Alcan’s Board and senior management, including with Alcan’s external financial and legal advisors. Following these careful reviews, the Alcan Board rejected the transactions envisaged by each of the proposals because, among numerous other deficiencies, they both failed to adequately compensate Alcan Shareholders, were highly conditional, and contained regulatory and other significant risks and uncertainties. Importantly, the Alcan Board judged that Alcan’s own path forward and its expected growth and performance were decidedly preferable.

It was only a matter of months before Alcan’s share price overtook the implied value of each proposal. This confirmed the Alcan Board’s confidence in Alcan’s ability to find its own path forward, creating profitable growth for Shareholders and benefits for stakeholders which, in each case, significantly outweighed the value of the Alcoa proposals.

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Alcoa, in its unsolicited proposal of July 29, 2005, offered 1.4 Alcoa Shares for each Alcan Common Share. On July 29, 2005, the implied value of that proposal was $39.27 per Alcan Common Share, and, by October 12, 2005, the price of Alcan’s Common Shares on the NYSE exceeded the implied value of the proposal.

In its unsolicited proposal of October 21, 2005, Alcoa offered 0.9418 Alcoa Shares, and $22.00 in cash for each Alcan Common Share. On October 21, 2005, the implied value of the proposal was $43.99 per Alcan Common Share, and, by May 5, 2006, the price of Alcan’s Common Shares on the NYSE exceeded the implied value of the proposal. The following graph illustrates the performance of Alcan’s Common Shares relative to the respective implied values of the July 29, 2005 and October 21, 2005 proposals:

Implied Value of Alcoa’s July 29, 2005 and October 21, 2005 Proposals
vs. Alcan and Alcoa Share Prices

Source: Factset Research Systems based on closing prices on the NYSE

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Based on the closing prices of the Alcan Common Shares and the Alcoa Shares on the NYSE on May 21, 2007, each of Alcoa’s July 29, 2005 and October 21, 2005 proposals and the Alcoa Offer have implied values lower than the current Alcan share price, as illustrated by the following chart:

Implied Proposals and Offer Prices vs. Current Alcan Share Price

Alcan has a successful recent history of managing for and creating shareholder value. In addition to improving financial and operating performance, significant corporate actions undertaken recently include the successful acquisition and subsequent integration of Alusuisse and Pechiney and the spinoff of most of Alcan’s downstream rolling assets into Novelis. Alcan has also consistently pursued a policy of returning capital to its Shareholders, including a 33% increase of the regular quarterly dividend and the implementation of a significant share buyback program in 2006. Alcan’s corporate actions and strategies have yielded total return for Alcan Shareholders that has significantly exceeded that of Alcoa, Alcan’s closest comparable peer, and the broader S&P 500 Index, as illustrated below:

Historical Total Return Performance Prior to May 4, 2007 — Alcan vs. Alcoa vs. S&P 500

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Historical Total Return Performance(1) prior to May 4, 2007 — Alcan vs. Alcoa vs. S&P 500

	Time Period prior to May 4, 2007
	1 Month		3 Months	1 Year		3 Years		5 Years

Alcan	14.1%		21.5%	16.5%		71.1%		95.9%
Alcoa	3.9%		10.5%	5.6%		21.6%		14.4%
S&P 500	4.7%		4.4%	16.9%		42.1%		53.5%
Relative Basis:
Alcan vs. Alcoa	10.2%		11.0%	11.0%		49.4%		81.6%
Alcan vs. S&P 500	9.4%		17.1%	(0.4%	)	28.9%		42.4%
Alcoa vs. S&P 500	(0.9%	)	6.0%	(11.4%	)	(20.5%	)	(39.2%	)

Source: FactSet Research System

(1)	Total Return calculation assumes dividends are reinvested and is adjusted for spin-offs. For spin-offs, an adjustment factor is applied to all prices prior to the spin-off effective date.

6.	The Alcoa Offer is highly conditional and is subject to significant risks and uncertainties, both as to timing and ultimate outcome.

Significant Conditionality of the Alcoa Offer

The Board has reviewed, with the assistance of its financial and legal advisors, the conditions that Alcoa has placed in the Alcoa Offer. The Board is concerned that the Alcoa Offer is highly conditional for the benefit of Alcoa. A number of these conditions provide broad discretion in favour of Alcoa to determine, in its sole judgment, whether it is advisable for it to proceed with the Alcoa Offer. Some of the conditions are not subject to any materiality thresholds or other less subjective criteria. Taken together, this list of conditions provides Alcoa with a broad range of grounds upon which it may decline to proceed with the Alcoa Offer, with the result that the tendering of Alcan Common Shares to the Alcoa Offer would, under certain circumstances, constitute little more than the grant of an option to Alcoa to acquire Alcan Common Shares. The conditions of the Alcoa Offer also lead to significant uncertainties as to the timing and the ultimate outcome of the offer, imposing significant value risk on Alcan Shareholders for which they are not adequately compensated under the terms of the Alcoa Offer.

Antitrust/Competition Clearances

General.  As described in the Alcoa Circular, the Alcoa Offer is subject to a significant number of antitrust/competition clearances in Canada, the United States, Australia and Europe, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to herein as the “HSR Act”), the Competition Act (Canada), the Trade Practices Act (Australia) and the Foreign Acquisitions and Takeovers Act 1975 (Cth), as amended (Australia) (the “FATA”), and Council Regulation (EC) No. 139/2004, of the Council of the European Union, as amended (the “EC Merger Regulation”). In addition, since Alcoa is a non-Canadian entity, an acquisition of Alcan by Alcoa also requires pre-clearance and approval of the Minister of Industry under the Investment Canada Act, based on the Minister being satisfied that Alcoa’s acquisition of Alcan would be of “net benefit to Canada”. The Alcoa Offer will require a complex antitrust approval process with obvious potential for value loss from divestitures which could be required, and no clear linkage between Alcoa’s estimates of achievable synergies and the adverse financial and operating impact of any potential divestitures.

Procedural and Outcome Concerns.  The obtaining of all such clearances and approvals is a necessary condition to the Alcoa Offer, and, with respect to several aspects of this condition, including competition regulatory clearance in Canada, Alcoa has reserved the right to decline to proceed with the Alcoa Offer if the regulatory clearance is not “on terms satisfactory” to Alcoa. Since the achievement of the relevant milestones in the regulatory clearance process will be subject to various risks and assumptions, including the outcome of any competition/antitrust review, this condition brings a great deal of uncertainty—both in terms of timing and substantive execution—to the Alcoa Offer as well as to its value.

Alcan has reviewed, on a number of occasions with its advisors, the substantive and procedural complexities and risks particular unto a combination with Alcoa and considers that its concerns are well-founded. Alcan has no evidence

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that Alcoa has progressed in its analyses and Alcoa has not provided and cannot convincingly provide clarity in its offer documents as to the scope of assets that it will or will not be able to retain following the clearance process. Alcoa will clearly remain unable to do so in any definitive manner unless and until all regulatory clearances have been obtained, assuming clearances can be obtained. As the nature and value of the assets that may be required to be divested are unknown at this time, the impact of any such potential divestitures on the results of operation of a combined company and synergies anticipated by Alcoa is highly uncertain. As a result of these factors, the value of the portion of the consideration under the Alcoa Offer consisting of Alcoa Shares may be adversely affected by the foregoing.

Timing Concerns.  Although Alcoa announced the Alcoa Offer on May 7, 2007, it has not indicated when it will formally commence the regulatory clearance process relating to the Alcoa Offer. Alcan has received no indication that it has done so. The Alcoa Offer is currently scheduled to expire on July 10, 2007, although Alcoa has acknowledged that the process for obtaining regulatory clearances could be lengthy and has stated publicly that it is targeting the end of 2007 for the completion of the Alcoa Offer. Alcan’s management believes, based upon its own considerable experience and advice from skilled and experienced advisors, that this delay, assuming regulatory approval is achievable on Alcoa’s terms, could be even longer. No list of divestiture undertakings which Alcoa might consider to propose at this time could provide any level of certainty of materially foreshortening such delay. Regulatory clearance delays will ultimately be driven by the investigative requirements of the relevant regulatory authorities, which remain uncertain and will be influenced by the evidence obtained during the course of their investigation.

Based on its considerable experience with competition regulation, Alcan believes that the Alcoa Offer significantly understates both the substantive impediments to achieving regulatory clearances as well as the related process-timing concerns that continue to exist, even assuming that all clearances could be obtained. Since 2005 when Alcoa approached Alcan on the possibility of a combination of the two companies, Alcoa has remained unable to articulate any clear plan for identifying and dealing with competition regulatory issues.

As an important point of reference, Alcan’s Board, after consultation with legal counsel, believes that the regulatory process and timeline for the Alcoa Offer is likely to be substantially more complex than Alcan’s own 2003 acquisition of Pechiney. In the Pechiney acquisition, Alcan had the benefit of lessons learned from a previous attempt and a detailed written position from regulatory authorities covering the issues relating to that combination—that is, a clear roadmap. Notwithstanding that roadmap, which was itself developed over a lengthy regulatory review (including a Phase II investigation in the E.U. and a second request in the U.S.) in the context of the first unsuccessful attempt to acquire Pechiney on a consensual basis in 1999, the regulatory process remained complex and the regulatory authorities did identify issues not raised in earlier cases or apparent from the roadmap. The Pechiney transaction still took approximately five months from launch to close. There is no evidence, or reason to believe, that Alcoa has a similar roadmap for the Alcoa Offer.

Investment Canada Review

In addition, in Canada, the acquisition of Alcan by Alcoa will be subject to review under the Investment Canada Act and will require approval of the Federal Minister of Industry who will have to determine whether the Alcoa offer is of “net benefit” to Canada. The Minister will make this determination in consultation with the affected provinces, including Quebec in this case. Consistent with other cases, the Minister would require certain undertakings from Alcoa prior to determining whether Alcoa’s acquisition of Alcan is of “net benefit” to Canada. The approval process will not likely be completed by July 10, 2007 and the nature and implications of any such undertakings to the Minister will therefore not be known at that time.

Continuity Agreement

The Alcoa Offer is subject to significant uncertainties with respect to the Continuity Agreement entered into between Alcan and the Government of Quebec. This agreement allows the Government of Quebec to unilaterally terminate certain valuable hydroelectric, power and other rights and agreements with Alcan in the event that a person acquires control of Alcan without the conditions set forth in the Continuity Agreement being met in all respects, first to the satisfaction of the

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Alcan Board. Among these conditions, a potential acquirer, such as Alcoa, would be required to demonstrate to the Board that, as a result of the proposed transaction, there is no reasonable basis to believe that either,

(i)	there will be a diminishment or material risk to Alcan’s positive commitment to the health and prospects of the economy and society of Quebec, or

(ii)	there will be a direct or indirect net negative impact to the health and prospects of the economy or society of Quebec.

The Board’s analysis of these elements for the purposes of the Continuity Agreement will be based upon, but not limited to, a variety of factors including information or undertakings submitted by Alcoa. A very important factor here will be the ultimate outcome and consequences of the relevant regulatory clearance processes in relation to the Alcoa Offer, especially given their inherent uncertainty and the potential for divestitures or conditions. It must be noted that the Board need not and cannot be reasonably expected to consider any Alcoa submissions in relation to the Continuity Agreement, including the one received and publicized on May 17, 2007, until the particularly significant uncertainties and conditions to the Alcoa Offer have been resolved. It must also be noted that the Government of Quebec is clearly and contractually precluded from discussing or negotiating with Alcoa in respect of the Continuity Agreement until the Board has considered Alcoa’s submissions. Any assertion by Alcoa of its own belief that it meets the requirements of the Continuity Agreement can only be seen as self-serving.

Therefore, there is significant uncertainty as to:

(i)	Alcoa’s ability to comply with the conditions of the Continuity Agreement, either to the satisfaction of the Board or the Government of Quebec,

(ii)	the timing of any consideration by the Board or the Government of Quebec of a submission by Alcoa under the Continuity Agreement, and

(iii)	the value or availability of certain important power, hydraulic, financial and other rights relating to Alcan’s vitally important Quebec-based operations and corresponding growth plans.

See also “Regulatory and Governmental Matters” below.

Reputational Risks

An acquisition of Alcan by Alcoa may negatively impact certain of Alcan’s existing business agreements, government relationships and development-stage growth projects. A significant part of Alcan’s success is based on a careful cultivation of its own reputation as one of Canada’s leading corporations which has enhanced its ability to be welcomed and encouraged as a partner throughout the world. This strength is one of the keys to the success of Alcan’s continued efforts to lower its production costs through the growth of its manufacturing footprint in lower cost geographies.

7.	The value of the Alcoa Offer is uncertain, will vary with the trading price of the Alcoa Shares, and does not compensate Alcan Shareholders adequately for the risks, uncertainties and delays inherent in the Alcoa Offer.

Alcan Shareholders will not receive the consideration provided for under the Alcoa Offer until the offer is completed, which completion is currently targeted by Alcoa for no earlier than the end of 2007. Alcan believes that this delay is likely to be even longer.

The value of the consideration to be received by Shareholders under the Alcoa Offer will depend on the value of the Alcoa Shares at the time the Alcan Common Shares are taken up under the Alcoa Offer. Under the terms of the Alcoa Offer, Shareholders will receive 0.4108 of an Alcoa Share per Alcan Common Share in addition to the cash consideration. If the market price of Alcoa Shares declines, the value of the consideration received by Shareholders will decline as well.

Various news sources commented on May 7, 2007, the day Alcoa announced the Alcoa Offer, that Alcoa could itself be a target of takeover interest, echoing Mr. Belda’s own stated fears of a takeover of Alcoa. On May 7, 2007, the closing price of Alcoa Shares on the NYSE rose 8.3% over the previous session’s close. Alcoa’s current stock price may reflect market speculation of a takeover of Alcoa and therefore the implied value of the total consideration payable to Alcan based on current trading prices of Alcoa Shares may not be maintained over the likely lengthy period of the Alcoa Offer. The Board further notes the letter dated May 8, 2007 from JANA Partners LLC, an Alcoa shareholder, to Alcoa and

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subsequently released publicly that encouraged Alcoa to pursue a breakup or sale alternative rather than the Alcoa Offer. On May 8, 2007, the closing price of Alcoa Shares on the NYSE increased 2.3% over the closing price on May 7, 2007.

The value of the stock portion of the consideration in the Alcoa Offer may also be impacted by management uncertainty at Alcoa. Mr. Belda has indicated an intention to step down as Chairman and CEO of Alcoa in early 2008. Alcoa has not announced a management succession plan, creating further uncertainty as to (i) the future direction and stewardship of Alcan’s high quality assets, technologies and competencies in a combined entity, (ii) the success of the combination integration and synergies, and ultimately, (iii) the value of the stock component of the consideration if and when it is ultimately received. As regards the value of the stock component, the history of the relative outperformance of Alcan’s share price compared to that of Alcoa’s adds significantly to this concern.

As of the date of the announcement of the Alcoa Offer, the cash component of the Alcoa Offer represented 80% of the total consideration payable to Alcan Shareholders. Alcan Shareholders would not receive this cash consideration until the completion of the Alcoa Offer. During this potentially lengthy delay, Alcan Shareholders are unable to earn a rate of return on the cash portion of the consideration. In addition, the cash component of the Alcoa Offer is denominated in U.S. dollars. As a result, Alcan Shareholders holding Alcan shares in Canadian dollars will be exposed to exchange rate fluctuations that will impact the value of the Alcoa Offer when denominated in Canadian dollars.

8.	The Board and its Strategic Committee, together with Alcan’s management, are actively building upon existing strategies to develop a full set of highest-value initiatives as well as continuing to explore alternatives consistent with the best interests of Alcan Shareholders.

Alcan’s management and Board continually develop, review and engage in discussions regarding portfolio and capital structure alternatives consistent with Alcan’s value-based management philosophy, and its history of acting in the best interests of Alcan and its Shareholders. In the current context, the Board has mandated its Strategic Committee, together with Alcan’s management and financial and legal advisors, to build actively upon existing strategies to develop a full set of highest-value initiatives and continue to explore alternatives consistent with the best interests of Shareholders. One element of these activities includes ongoing discussions with third parties regarding such initiatives and alternatives.

As the Board examines these alternatives, Alcan is continuing to maintain a strong commitment to financial performance and its key operating and strategic initiatives. These include aggressively building on Alcan’s primary metal strengths in power and technology, pursuing the achievement of a physical balance in bauxite and alumina, and profitably growing Engineered Products and Packaging through market adjacencies and through additional initiatives, particularly in developing economies.

9.	The Alcoa Offer is not a “Permitted Bid” under Alcan’s Rights Plan.

The primary objective of the Rights Plan is to provide the Board with sufficient time to explore and develop alternatives for maximizing Shareholder value if a takeover bid is made for Alcan and to provide every Alcan Shareholder with an equal opportunity to participate in such a bid. The Rights Plan encourages a potential acquirer to proceed either by way of a “Permitted Bid”, which requires the takeover bid to satisfy certain minimum standards designed to promote fairness, or with the concurrence of the Board. Failure to make a “Permitted Bid” (or a bid that is supported by the Board) creates the potential for substantial dilution of the potential acquirer’s position.

The Alcoa Offer does not contain an irrevocable and unqualified provision that no Alcan Common Shares will be taken up or paid for pursuant to the takeover bid earlier than 60 calendar days following the date of the takeover bid and the Alcoa Offer is therefore not a “Permitted Bid” under the Rights Plan. On May 19, 2007, the Board resolved to defer the “Separation Time” (as defined in the Rights Plan) to a later date to be determined by the Board.

10.	Alcan’s lead financial advisor, Morgan Stanley, has provided a written opinion to the Board that, as of the date of such opinion, the consideration to be received by holders of the Alcan Common Shares pursuant to the Alcoa Offer is inadequate, from a financial point of view, to such holders.

The Board has received a written opinion, dated May 22, 2007, from Alcan’s lead financial advisor, Morgan Stanley & Co. Incorporated (“Morgan Stanley”), to the effect that, as of the date of such opinion, and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by holders of the Alcan

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Common Shares pursuant to the Alcoa Offer is inadequate from a financial point of view to such holders. A copy of the opinion of Morgan Stanley is attached to this Directors’ Circular as Schedule B.

The Board recommends that you read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion is directed to the Board. The opinion and the descriptions do not constitute a recommendation to Alcan Shareholders as to whether they should tender their Alcan Common Shares pursuant to the Alcoa Offer.

Conclusion and Recommendation

For the principal reasons outlined above, the Board believes that the Alcoa Offer fails to provide full value for the Alcan assets and Alcan Common Shares and is an attempt by Alcoa to acquire Alcan without offering adequate consideration to Alcan Shareholders.

The Board unanimously recommends that holders of Alcan Common Shares REJECT the Alcoa Offer and NOT TENDER their Alcan Common Shares to the Alcoa Offer.

The foregoing summary of the information and factors considered by the Board is not intended to be exhaustive of the factors considered by the Board in reaching its conclusion and making its recommendation, but includes the material information, factors and analysis considered by the Board in reaching its conclusion and recommendation. The members of the Board evaluated the various factors summarized above in light of their own knowledge of the business, financial condition and prospects of Alcan, and based upon the advice of the Board’s financial and legal advisors and the recommendation of its Strategic Committee. In view of the numerous factors considered in connection with their evaluation of the Alcoa Offer, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the Board may have given different weight to different factors. The conclusion and unanimous recommendation of the Board was made after considering all of the information and factors involved.

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BACKGROUND TO THE ALCOA OFFER AND RESPONSE OF ALCAN

In late June 2005 Alcoa raised the possibility of a combination with Alcan, in the context of unrelated discussions. These discussions were not pursued by Alcan, but were followed by unsolicited and unexpected written proposals from Alcoa in July and October 2005 for an acquisition by Alcoa of Alcan. The first of these was sent to Alcan’s President and CEO and the second was sent directly to Alcan’s directors—apparently under the assumption that it was necessary to circumvent Alcan’s President and CEO. Each of these proposals was thoroughly reviewed by Alcan’s Board and senior management with the participation of Alcan’s external advisors. The reasons no substantive negotiations took place during this time frame were:

•	Alcoa failed to put forth a financially compelling proposal. The value of each of the proposals initiated by Alcoa was judged by the Alcan Board to be inadequate, a judgment confirmed by the performance of Alcan’s share price, which relatively quickly overtook the implied value of each of the proposals;

•	Alcoa did not produce a clear solution to, or even an appropriate appreciation of, the potential regulatory risks relating to a combination, including the substantive outcome or timeframe related risks; and

•	Alcan’s absolute and relative performance was strong. Alcan’s Board had a high degree of confidence in Alcan’s performance improvement trajectory and outlook, and saw insufficient value in the proposals to authorize work toward a potential transaction that could trigger a high degree of risk for Shareholders. As an example, from July 29, 2005, the date of Alcoa’s first proposal, through May 4, 2007, the last trading day prior to the Alcoa Offer, Alcan’s share price increased 80.7% while Alcoa’s share price increased only 27.1%.

This period of communication ended in November 2005 following Alcan’s unequivocal written response to Alcoa’s proposal of October 21, 2005.

In the summer of 2006, following repeated approaches by Alcoa over a period of several months, Alcan’s management and Board of Directors were prepared to engage in preliminary exploratory discussions concerning a combination of the two companies to be structured as a “merger of equals” because:

•	Alcan’s stock had continued to outperform Alcoa’s, thereby implying a higher proportion of ownership by Alcan Shareholders in any combined entity; and

•	Alcan believed that there might be some potential for a “merger of equals” model, with Alcan management leadership of the combined entity, to present an opportunity to realize the potential for substantial synergies, growth, portfolio restructuring opportunities and capital allocation efficiencies for the benefit of Alcan Shareholders.

Furthermore, Alcan management understood that Alcoa’s motivation for considering a “merger of equals” was relatively much higher than Alcan’s and likely driven by (i) the continued out-performance by Alcan’s share price as compared to Alcoa’s; (ii) Alcoa’s need to solve its own significant strategic challenges; and (iii) Alcoa’s concern, expressed repeatedly by Mr. Belda in private discussions, that Alcoa was itself a potential target of an unsolicited takeover bid.

Given the Board’s high level of confidence in the future of Alcan and the continued success of its strategies and accomplishments of its management team, it was determined that clear pre-conditions would need to be met in order for any substantive negotiations to take place in relation to any “merger of equals” concept. Alcan indicated to Alcoa that the pre-conditions would be that (i) the parties reach a clear understanding on certain threshold governance-related issues required for a workable “merger of equals” and (ii) the parties reach agreement on a customary and meaningful confidentiality and standstill agreement, whereby, in consideration of the exchange of confidential and proprietary information, both parties would agree not to purchase shares of the other for a specified time. Throughout these discussions, Alcan reiterated its view that the regulatory process required for any combination could be protracted and risky, that unexpected problems could arise and that there could be no certainty as to a viable outcome, even with collaborative effort.

Alcan viewed a confidentiality and standstill agreement as essential to preserving value for Alcan Shareholders. In so doing, Alcan sought to minimize the likelihood of Alcoa using Alcan’s confidential and proprietary information shared under the pretext of “merger of equals” negotiations to launch opportunistically an unsolicited offer for Alcan. It is

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particularly noteworthy that on October 20, 2006, Mr. Belda specifically told Mr. Evans that Alcoa’s fall-back plan was to “go hostile”.

Alcan’s management and Board ultimately decided to terminate discussions when it became clear that Alcoa was not going to be able to meet the preconditions for a suitable framework for discussions set forth above. Specifically, Alcoa would not agree to an appropriate and meaningful confidentiality and standstill agreement with a standard term of two years. At that time, a wide variety of the basic “merger-of-equals” issues remained unclear. Alcan’s decision to terminate discussions was supported by its opinion that Alcan’s stand-alone prospects continued to be superior to any reasonably foreseeable combination with Alcoa, particularly when viewed on a risk-adjusted basis. Once again, the Board at all times retained a high level of confidence in the future of Alcan and the continued success of its strategies and accomplished management team — a level of confidence which has proven to be well-founded and continues to exist today. On December 11, 2006, Mr. Evans notified Mr. Belda of the Board’s decision.

On May 7, 2007, Mr. Belda called Mr. Evans at approximately 6:50 a.m. (EDT) and informed him that Alcoa would be making an announcement, prior to that morning’s opening of the North American stock markets, of its intention to make a takeover bid for the Alcan Common Shares. Later that day, Mr. Belda also called Mr. Fortier, Alcan’s Chairman, with the same information. Alcoa delivered a letter dated May 7, 2007 to Mr. Evans outlining the terms of the offer and Alcoa’s rationale for launching the Alcoa Offer.

Alcoa disseminated a press release announcing an intention to make the Alcoa Offer later that same morning of May 7, 2007. On the same date, Alcan issued a press release stating that Alcan had received from Alcoa notice of intent to file an unsolicited offer to acquire all of the outstanding Alcan Common Shares, and that, consistent with its obligations and focus on delivering value to shareholders, Alcan’s Board would consider the proposal and how it could impact the interests of Alcan Shareholders and other stakeholders. The press release stated that Alcan’s Board and management remain committed to building and delivering value for shareholders and other stakeholders, and believe that Alcan’s strategy and recent performance and accomplishments clearly demonstrate this commitment. The press release also stated that Alcan recommended that its Shareholders defer making any decision until the Board had an opportunity to fully review the expected offer and to make a formal recommendation as to its merits.

Most of Alcan’s Directors met later that same day by conference call, at which time the announced intention of Alcoa to make the Alcoa Offer was discussed. On the afternoon of May 7, 2007, Alcoa filed the Alcoa Offer with the SEC and the CSAs.

On May 9, 2007, the Board met and discussed the Alcoa Offer and the process for Alcan’s response, including the creation of a Strategic Committee to consider, report and make recommendations to the Board respecting the Alcoa Offer, and other alternatives that Alcan may be presented with or choose to pursue. The engagement of financial advisors and legal counsel was also addressed.

The Board met again on May 13, 2007, at which meeting the Board discussed with management and financial and legal advisors the duties of the directors in the context of the Alcoa Offer. The Board discussed in detail the terms of the Alcoa Offer and the issues raised by the Alcoa Offer, as well as the additional information and work required for the Board to complete its assessment of the Alcoa Offer and the timeline for completion of this work effort.

The Board also resolved to form a Strategic Committee in order to consider, report and make recommendations to the Board respecting the Alcoa Offer, and any other alternatives that Alcan is presented with or may choose to consider or pursue. The Strategic Committee is composed of Mrs. Christine Morin-Postel and Messrs. L. Denis Desautels, Jeffrey E. Garten, Gerhard Schulmeyer, Paul M. Tellier (Committee Chairman) and Milton K. Wong. At this meeting, the Board confirmed the engagement of Morgan Stanley as lead financial advisor to Alcan in connection with, among other things, Alcan’s analysis and consideration of and response to the Alcoa Offer. The Board also discussed the possible engagement of JP Morgan Securities Inc. (“JP Morgan”) and RBC Capital Markets Inc. (“RBC”) as additional financial advisors and authorized management to discuss the terms of such engagement with those institutions. The engagements of Ogilvy Renault LLP, as Canadian legal advisors, Sullivan & Cromwell LLP, as U.S. legal advisors, and Freshfields Bruckhaus Deringer, as European competition and regulatory counsel, to Alcan were also confirmed at this meeting.

The Strategic Committee met separately on May 13, 2007 to further discuss the Alcoa Offer and to organize plans to complete the tasks required of the Strategic Committee. At this meeting, the Strategic Committee also approved the

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engagement of UBS Securities LLC (“UBS”) as financial advisor to the Strategic Committee and of Fasken Martineau DuMoulin LLP as legal advisors to the Strategic Committee.

On May 13, 2007, the Board also formed a committee composed exclusively of Canadian resident members of the Board (the “Canadian Ad-Hoc Committee”) and a committee composed exclusively of Quebec resident members of the Board (the “Quebec Ad-Hoc Committee”) for the purposes of the review process under the Continuity Agreement, as required by its terms. The Canadian Ad-Hoc Committee is composed of Mrs. Heather Munroe-Blum and Messrs. L. Denis Desautels, L. Yves Fortier (Committee Chairman), Paul M. Tellier and Milton K. Wong. The Quebec Ad-Hoc is composed of Mrs. Heather Munroe-Blum and Messrs. L. Yves Fortier (Committee Chairman) and Paul M. Tellier.

On May 16, 2007, the Chairman of the Strategic Committee held a meeting with the committee’s legal and financial advisors and with Alcan’s management and advisors to plan and prepare the meeting of the Strategic Committee scheduled for the next day.

On May 17, 2007, the Strategic Committee met to further discuss the Alcoa Offer and ongoing developments. The first part of the meeting was conducted in camera among Committee members and the Strategic Committee’s legal advisors. During this part of the meeting, members of the Committee shared their views on the role of the Committee’s financial advisors, on the Alcoa Offer and on strategies and alternatives available to Alcan consistent with the best interests of Alcan Shareholders. The meeting then continued with the Committee’s financial advisors, Alcan’s management and financial and legal advisors present to provide guidance on strategies and alternatives to be pursued by Alcan’s management and to consider issues relating to communication strategies. At the conclusion of this meeting, the Strategic Committee agreed to recommend rejection of the Alcoa Offer and tasked the Chairman of the Committee to supervise the completion of a Directors’ Circular, taking into account the comments made at the meeting, for submission and consideration by the Board at the meeting scheduled for May 19, 2007.

On May 17, 2007, Alcoa delivered a letter to the Alcan Board, subsequently released publicly, stating that it had reviewed the Continuity Agreement and provided its views on the responsiveness of its proposed combination of Alcan and Alcoa relative to the terms of the Continuity Agreement.

On May 19, 2007, a meeting of the full Board took place. The meeting began with an executive session, following which the directors were joined by members of management and legal and financial advisors. The Board received a report from its Strategic Committee regarding its activities to date and its recommendation that the Board recommend to Alcan Shareholders that the Alcoa bid be rejected. The Board heard from and consulted with its advisors, including in relation to the financial inadequacy of the Alcoa Offer, and further discussed the Alcoa Offer and the recommendation of the Strategic Committee. The Board also reviewed and discussed Alcoa’s May 17 letter. The Board resolved to recommend to Alcan Shareholders that the Alcoa bid be rejected and approved the Directors’ Circular, subject to final changes that would be approved by the Chairman of the Board and the Chairman of the Strategic Committee, subject to the delivery by Morgan Stanley of its final opinion as to the inadequacy from a financial point of view of the Alcoa Offer to the Alcan Shareholders and subject to there being no relevant material changes to the circumstances. The Board also approved the engagement of JP Morgan and RBC as additional financial advisors and discussed the plans for the communication of the Board’s recommendation and next steps.

On May 22, 2007, the Chairman of the Board and the Chairman of the Strategic Committee, together with Alcan’s lead financial advisor, held a meeting. Morgan Stanley presented its opinion, addressed to the Board, that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by holders of Alcan Common Shares pursuant to the Alcoa Offer is inadequate from a financial point of view to such holders. Thereupon the Chairman of the Board and the Chairman of the Strategic Committee, on behalf of the Board, approved the Directors’ Circular and its mailing to the Alcan Shareholders.

Since May 7, 2007, the date that Alcoa announced the Alcoa Offer, the Board and its Strategic Committee, together with Alcan’s management and financial and legal advisors, have been building upon existing strategies to develop a full set of highest-value initiatives and continue to explore business alternatives consistent with the best interests of Shareholders. One element of these activities includes ongoing discussions with third parties regarding such initiatives and alternatives.

The Board has determined that disclosure at this time with respect to these alternatives, possible transactions or the parties thereto, and the possible terms of any other transactions or proposals, would jeopardize the continuation or

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institution of any discussions or negotiations that Alcan may conduct. Accordingly, the Board, on May 13, 2007, adopted a resolution instructing management of Alcan not to disclose the possible terms of any such transactions or proposals, or the parties thereto, until such time as counsel advises that such disclosures are required by law.

OPINION OF MORGAN STANLEY

Morgan Stanley was retained to assess the Alcoa Offer and to provide advice to the Board in connection with the Alcoa Offer. Morgan Stanley delivered a written opinion addressed to the Board concluding that, as of the date of such opinion, and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by holders of the Alcan Common Shares pursuant to the Alcoa Offer is inadequate from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley is attached as Schedule B to this document. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion addresses only the adequacy of the consideration offered under the Alcoa Offer from a financial point of view and is directed to the Board. The description and the opinion do not constitute a recommendation to any Alcan Shareholder as to whether they should tender their Alcan Common Shares pursuant to the Alcoa Offer.

INTENTIONS OF DIRECTORS AND SENIOR OFFICERS

The Board has made reasonable enquiries of each director and senior officer of Alcan and their respective associates. The directors and senior officers of Alcan, together with their respective associates, have indicated their intention to reject the Alcoa Offer, not tender their respective Alcan Common Shares to the Alcoa Offer and continue to hold their Alcan Common Shares.

ALTERNATIVES TO THE ALCOA OFFER

Except as contemplated under Item 8 of “Analysis and Reasons for the Board’s Conclusion and Recommendation” and “Background to the Alcoa Offer and Response of Alcan”, Alcan is not undertaking or engaged in any negotiations in response to the Alcoa Offer that relate to: (a) a tender offer or other acquisition of Alcan’s securities by Alcan, any of its subsidiaries, or any other person; (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving Alcan or any of its subsidiaries; (c) a purchase, sale or transfer of a material amount of assets of Alcan or any of its subsidiaries; or (d) any material change in the present dividend rate or policy, or indebtedness or capitalization of Alcan. Alcan has temporarily suspended its normal course issuer bid program.

Except as contemplated under Item 8 of “Analysis and Reasons for the Board’s Conclusion and Recommendation”, there are no transactions, board resolutions, agreements in principle, or signed contracts in response to the Alcoa Offer that relate to one or more of the matters referred to in the preceding paragraph.

OWNERSHIP OF SECURITIES OF ALCAN

As at May 17, 2007, Alcan’s issued and outstanding share capital consisted of 369,045,969 Alcan Common Shares, 5,699,900 floating rate cumulative redeemable preference shares, Series C and 2,999,000 cumulative redeemable preference shares, Series E.

The names of the directors and senior officers of Alcan, the positions held by them with Alcan and the designation, percentage of class and number of outstanding securities and options of Alcan beneficially owned, directly or indirectly, or over which control or direction is exercised by each of them as at May 17, 2007 and, where known after reasonable

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enquiry, by their respective associates, are set out in the following table. The table also sets out the number of deferred share units, restricted share units and stock price appreciation units held by each of them.

						Stock Price
		Common	Equity-linked		% Options	Appreciation
Name	Position with Alcan	Shares(1)	Units(2)	Options(8)	Outstanding	Units

Roland Berger	Director	5,000	12,253(3)	—	0.00%	—
Christel Bories	Senior Vice President, Alcan and President, Alcan Engineered Products	—	27,055(4)	133,606	1.56%	—
Pierre Chenard	Vice President and General Counsel	—	3,999(4)	23,176	0.27%	—
Corey Copeland	Senior Vice President, Investor and Corporate Relations	235	1,873(4)	10,206	0.11%	—
Jacynthe Côté	Senior Vice President, Alcan and President, Alcan Bauxite and Alumina	—	16,353(4)	64,489	0.75%	—
Jean-Christophe Deslarzes	Senior Vice President, Human Resources	3,245	12,150(4)	—	0.00%	15,795
L. Denis Desautels	Director	1,212	9,054(3)	—	0.00%	—
Richard B. Evans	Director, President and CEO	30,702	114,606(5)	636,245	7.41%	57,020
L. Yves Fortier	Chairman	1,000	37,867(3)	—	0.00%	—
Jeffrey E. Garten	Director	—	444(3)	—	0.00%	—
Ilene Gordon	Senior Vice President, Alcan and President, Alcan Packaging	—	10,405(4)	77,551	0.90%	—
Michael Hanley	Executive Vice President and Chief Financial Officer	1,790	29,567(4)	91,872	1.07%	—
Rhodri Harries	Vice President Finance and Treasurer	—	6,024(4)	24,904	0.29%
Jean-Paul Jacamon	Director	136	6,700(3)	—	0.00%	—
Michel Jacques	Senior Vice President, Alcan and President, Alcan Primary Metal	—	29,435(6)	25,203	0.29%	130,282
Yves Mansion	Director	—	13,249(3)	—	0.00%	—
David L. McAusland	Executive Vice President, Corporate Development and Chief Legal Officer	—	29,977(7)	153,412	1.78%	—
Roy Millington	Corporate Secretary	1	1,569(4)	10,989	0.12%	3,991
Christine Morin-Postel	Director	—	14,616(3)	—	0.00%	—
Heather Munroe-Blum	Director	—	—	—	0.00%	—
Cesidio Ricci	Vice President and Controller	—	6,024(4)	1,391	0.02%	12,270
H. Onno Ruding	Director	112	5,111(3)	—	0.00%	—
Gerhard Schulmeyer	Director	2,542	13,865(3)	—	0.00%	—
Paul M. Tellier	Director	1,980	24,383(3)	—	0.00%	—
Milton K. Wong	Director	40,000	15,909(3)	—	0.00%	—

(1)	The number of Common Shares indicated in the column represents, in each case, less than 1% of the outstanding Common Shares.
(2)	Consists of deferred share units and restricted share units.
(3)	Indicates number of deferred share units awarded under the Director Deferred Share Unit Plan.
(4)	Indicates number of restricted share units awarded under the Restricted Share Unit Plan.

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(5)	Mr. Evans holds 41,600 deferred share units awarded under the Executive Deferred Share Unit Plan, and 73,006 restricted share units awarded under the Restricted Share Unit Plan.
(6)	Mr. Jacques holds 2,283 deferred share units awarded under the Executive Deferred Share Unit Plan, and 27,152 restricted share units awarded under the Restricted Share Unit Plan.
(7)	Mr. McAusland holds 10,080 deferred share units awarded under the Executive Deferred Share Unit Plan, and 19,897 restricted share units awarded under the Restricted Share Unit Plan.
(8)	As of May 17, 2007, there 8,581,805 common shares reserved for issuance in respect of outstanding options.

As at May 17, 2007, none of the directors or senior officers of Alcan, and to their knowledge after reasonable inquiry, none of their respective associates, beneficially owned, directly or indirectly, or controlled or exercised direction over, any Series C preference shares or Series E preference shares. To the knowledge of the directors and senior officers of Alcan, after reasonable enquiry, no person owns, directly or indirectly, or exercises control or direction over, more than 10% of any class of securities of Alcan, and, other than Alcan France S.A.S. and Pechiney Nederland N.V., both wholly-owned subsidiaries of Alcan which hold 337,351 and 534,670 Alcan Common Shares respectively, no person or company acting jointly or in concert with Alcan owns any securities of Alcan. Alcan France S.A.S. and Pechiney Nederland N.V. intend to continue to hold their respective Alcan Common Shares (subject to transfers to other wholly-owned subsidiaries of Alcan) and do not intend to tender any Alcan Common Shares pursuant to the Alcoa Offer.

ARRANGEMENTS BETWEEN ALCAN AND ITS DIRECTORS AND SENIOR OFFICERS

Except as described herein or under the headings “Nominees For Election as Directors”, “Report on Executive Compensation”, “Executive Officers’ Compensation”, “Employment Agreements”, “Directors’ Compensation”, “Indebtedness of Directors, Executive Officers and Employees”, “Directors’ and Officers’ Liability Insurance” and “Schedule B – Summary of the Alcan Executive Share Option Plan Amendment” in Alcan’s Notice of Annual Meeting of Shareholders and Proxy Circular, dated February 26, 2007, which was sent to Alcan Shareholders in connection with Alcan’s 2007 Annual Meeting of Shareholders, which sections are incorporated herein by reference, there are no (i) material, agreements, arrangements or understandings between Alcan or its affiliates and any of the directors, senior officers or affiliates of Alcan, (ii) actual or potential conflicts of interest between Alcan or its affiliates and any of the directors, senior officers or affiliates of Alcan, or (iii) any agreements, arrangements or understandings made or proposed to be made between Alcan or its affiliates and any of the directors or senior officers of Alcan pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or remaining in or retiring from office if the Alcoa Offer is successful.

Change of Control Agreements

Each of Alcan’s senior officers (as defined under Canadian securities laws) is currently employed by Alcan (or a subsidiary of Alcan) and has an agreement (“Change of Control Agreement”) with Alcan in respect of his or her employment. The provisions of each Change of Control Agreement are triggered upon the occurrence of two events: (i) a change of control of Alcan, and (ii) the termination of the senior officer’s employment with Alcan either by Alcan without cause or by the senior officer for defined reasons, including material diminution in duties and responsibilities. In such cases, the senior officer will be entitled, depending on the individual in question, to an amount equal to 18, 24 or 36 months of their base salary and executive performance award (bonus) at the guideline amount.

Were the Alcoa Offer to succeed, and the second of the triggering events to occur in respect of each senior officer of Alcan, Messrs. Evans, Hanley, Jacques and McAusland and Mrs. Bories (the “Named Executive Officers”) would in 2007 be entitled to receive $8,100,000, $3,621,840, $2,158,320, $2,959,920 and $2,158,320, respectively, under their respective Change of Control Agreements, and all of the senior officers as a group (including the Named Executive Officers) would be entitled to receive an aggregate of $28,090,142.

Alcan Executive Share Option Plan:

Were the Alcoa Offer to succeed, a “Change of Control Event” under Alcan’s Executive Share Option Plan (“AESOP”) would occur. All options granted under the AESOP which were not yet exercisable would become immediately exercisable and all waiting periods and holding periods would be waived. As a result, as at May 17, 2007, an aggregate of 495,830 options held by senior officers as a group (including the Named Executive Officers) would become exercisable (in addition to the options presently exercisable) at an average per share exercise price of CDN$48.49. The number of unvested options as at May 17, 2007 which would so vest for Named Executive Officers are, respectively:

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Mr. Evans, 269,863, Mr. Hanley, 50,900, Mr. Jacques, 4,180, Mr. McAusland, 72,263 and Mrs. Bories, 36,493, at an average per share price of CDN$48.64, CDN$48.12, CDN$40.75, CDN$47.57 and CDN$50.99, respectively. Because the vesting of all outstanding unvested options is triggered by specified Alcan Common Share performance targets, should the market price of Alcan Common Shares remain above CDN$81.58 until June 5, 2007, all unvested options would become vested on June 6, 2007, regardless of any Change of Control Event.

Stock Price Appreciation Unit Plan:

Were the Alcoa Offer to succeed, a “Change of Control Event” under the Stock Price Appreciation Unit Plan (“SPAU Plan”) would occur. All stock price appreciation units (“SPAUs”, which are rights to receive from Alcan an amount in cash equal to the excess of the market value of an Alcan Common Share on the date of exercise of a SPAU over the market value of such SPAU on the date of grant) under the SPAU Plan which were not yet exercisable would become immediately exercisable and all waiting periods and holding periods would be waived. As a result, as at May 17, 2007, an aggregate of 96,804 SPAUs with an average per SPAU grant date market value of CDN$46.38 held by senior officers as a group (including the Named Executive Officers) would become exercisable (in addition to the SPAUs presently exercisable). The number of unvested SPAUs as at May 17, 2007 which would so vest for Named Executive Officers are, respectively: Mr. Evans 28,510 and Mr. Jacques 49,722 with an average per SPAU grant date market value of CDN$40.86 and CDN$49.06, respectively. Because the vesting of all outstanding unvested SPAUs is triggered by specified Alcan Common Share performance targets, should the market price of Alcan Common Shares remain above CDN$81.58 until June 5, 2007, all unvested SPAUs would become vested on June 6, 2007, regardless of any Change of Control Event.

Restricted Share Unit Plan:

Were the Alcoa Offer to succeed, a “Change of Control Event” under the Restricted Share Unit Plan would occur. All restricted share units (“RSUs”) would become vested on the date of the Change of Control Event. As a result, as at May 17, 2007, an aggregate of 860,678 currently unvested RSUs would vest. As at May 17, 2007, the senior officers of Alcan as a group (including the Named Executive Officers) held 235,081 unvested RSUs, of which 208,025 would vest. As described below, the RSUs held by Mrs. Bories would not vest immediately upon a Change of Control Event.

The value of the RSUs would be based on the fair market value, which is the average of the closing prices of the Alcan Shares on the NYSE over the 21 trading days preceding the date of the Change of Control Event.

A subplan to the Restricted Share Unit Plan was adopted to accommodate the French fiscal regime (“French RSU Plan”). Upon the occurrence of a Change of Control Event, the RSUs covered by the French RSU Plan would vest only after four years from the date of grant. The RSUs held by Mrs. Bories are governed by the terms of the French RSU Plan.

Total Shareholder Return Performance Plan:

Were the Alcoa Offer to succeed, a Change of Control Event would occur under the Total Shareholder Return Performance Plan (“TSR Plan”). Upon the occurrence of such an event under the TSR Plan, in respect of each target cash award, senior officers would be entitled to an amount equal to the greater of: (i) 100% of the target cash award; or (ii) the sum of (A) the cash award as calculated and pro-rated from the start of the three-year performance to the Change of Control Event based on performance achievements during that period; and (B) 100% of the balance of the target cash

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award pro-rated from the Change of Control Event to the end of the three-year performance period. The current target cash awards for each of the Named Executive Officers are as follows:

Mr. Evans	$1,588,500	(2004-2007 performance period)
	$1,571,500	(2005-2008 performance period)
	$2,750,000	(2006-2009 performance period)
Mr. Hanley	$483,000	(2004-2007 performance period)
	$939,400	(2005-2008 performance period)
	$1,114,575	(2006-2009 performance period)
Mr. Jacques	$563,500	(2004-2007 performance period)
	$619,300	(2005-2008 performance period)
	$749,500	(2006-2009 performance period)
Mr. McAusland	$690,000	(2004-2007 performance period)
	$698,500	(2005-2008 performance period)
	$749,500	(2006-2009 performance period)
Mrs. Bories	$690,000	(2004-2007 performance period)
	$768,350	(2005-2008 performance period)
	$749,500	(2006-2009 performance period)

Executive Deferred Share Unit Plan:

Were the Alcoa Offer to succeed, a “Change of Control Event” would occur under the Executive Deferred Share Unit Plan (“EDSU Plan”). Under the EDSU Plan, if an executive is terminated, retires or dies within 12 months of such a Change of Control Event, the deferred share units held by such executive would be redeemed on the date of the retirement, death or termination for an amount calculated in accordance with the terms of the EDSU Plan. The payment must be made within 12 months of the Change of Control Event.

If an executive retires, dies or is terminated more than 12 months after the Change of Control Event, the deferred share units held by such executive would be redeemable no later than December 15th of the next calendar year following the date of the retirement, death or termination, as elected by the executive.

The cash amount to be paid upon redemption of deferred share units is calculated by multiplying the accumulated balance of deferred share units by the average of the closing prices of the Alcan Share on the TSX and NYSE over the 21 consecutive trading days preceding the Change of Control Event.

Director Deferred Share Unit Plan:

Were the Alcoa Offer to succeed, a “Change of Control Event” would occur under the Alcan Director Deferred Share Unit Plan (“DDSU Plan”). If a non-executive director retires or dies within 12 months of such a Change of Control Event under the DDSU plan, the deferred share units held by such non-executive director would be redeemed on the date of the retirement or death for an amount calculated in accordance with the terms of the DDSU Plan. The payment must be made within 12 months of the Change of Control Event.

If a non-executive director retires or dies more than 12 months after the Change of Control Event, the deferred share units held by such non-executive director would be redeemable no later than December 15th of the next calendar year following the date of the retirement or death, as elected by the non-executive director.

The cash amount to be paid upon redemption of deferred share units is calculated by multiplying the accumulated balance of deferred share units by the average of the closing prices of Alcan Common Shares on the TSX and NYSE over the five consecutive trading days preceding the Change of Control Event.

Compensation of the Members of its Strategic Committee

At the meeting of the Board on May 13, 2007, the Board approved the compensation of the members of its Strategic Committee as follows: (i) an attendance fee of $2,000 per meeting attended in person by a member of the Strategic Committee, (ii) an attendance fee of $1,000 per meeting attended telephonically by a member of the Strategic Committee, and (iii) a retainer of $30,000 for the Chairman of the Strategic Committee.

REJECT THE ALCOA OFFER

ARRANGEMENTS BETWEEN ALCOA, ALCAN
AND THE DIRECTORS AND SENIOR OFFICERS OF ALCAN

Shared Bauxite Interests

Mineracao Rio do Norte S.A. (“MRN”) which holds bauxite mining rights in Trombetas, Brazil, is jointly owned by affiliates of Alcan, Alcoa, Companhia Brasileira de Aluminio, Companhia Vale do Rio Doce, BHP Billiton Plc and Norsk Hydro. Alcoa affiliates hold interests totalling 16.2%, and Alcan holds a 12.5% interest in MRN. In addition to this shared ownership interest, Alcoa affiliates and Alcan or its affiliates purchase bauxite from MRN under long-term supply contracts.

Affiliates of Alcan and affiliates of Alcoa also purchase bauxite under long-term supply contracts with Compagnie des Bauxites de Guinée (“CBG”), which holds bauxite mining rights in Guinea. Halco (Mining), Inc. (“Halco”) holds a 51% interest and the Government of Guinea holds a 49% interest in CBG. Affiliates of Alcan hold a 43% interest, affiliates of Alcoa hold a 45% interest, and unaffiliated third parties hold a 12% interest in Halco.

Alumina Refineries

In November 2005, Alcan and an affiliate of Alcoa announced the signing of an agreement with the Government of Guinea that sets forth the framework for development of a 1.5 million mtpy alumina refinery in Guinea, West Africa. The agreement was approved by the Guinean National Assembly in May 2006 and was promulgated into law by decree of the President of Guinea in July 2006.

In the Alumar consortium alumina refinery in São Luís, state of Maranhao, Brazil, Alcan owns a 10% interest, while Alcoa indirectly owns a 54% interest and BHP Billiton owns a 36% interest.

Aluminum Smelters

An affiliate of Alcan holds a 25.05% interest in the Aluminerie de Becancour Inc. smelter situated in Quebec, while Alcoa holds the remaining 74.95% interest.

Technology Licenses

Aluminium Pechiney, a wholly owned subsidiary of Alcan, licenses AP30 technology to Alcoa to operate its Fjarðaál aluminum smelter in east Iceland. Alcoa has also discussed arrangements relating to the purchase of rights from Aluminium Pechiney to build additional smelters with Alcan technology but has not entered into any binding purchase or license agreement with respect thereto.

Other Relationships

To the knowledge of Alcan, other than as described above, there are (i) no arrangements or agreements made or proposed to be made, nor any understandings between, Alcoa and any of its directors, senior officers or affiliates, on the one hand, and Alcan and any of its directors, senior officers or affiliates, on the other hand, including any arrangements, agreements or understandings pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to Alcan’s directors or senior officers remaining in or retiring from office if the Alcoa Offer is successful; and (ii) no actual or potential conflicts of interest between Alcoa, its directors, senior officers or affiliates, on the one hand, and Alcan, its directors, senior officers or affiliates, on the other hand. No director or senior officer of Alcan is also a director or senior officer of Alcoa or any of its subsidiaries.

ISSUANCES OF SECURITIES OF ALCAN TO THE DIRECTORS
AND SENIOR OFFICERS OF ALCAN

No Alcan Common Shares or securities convertible into Alcan Common Shares have been issued to the directors and senior officers of Alcan during the two-year period preceding the date of this Directors’ Circular except as set out in Schedule C.

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TRADING IN COMMON SHARES OF ALCAN

Neither Alcan nor any of the directors, senior officers, affiliates or subsidiaries of Alcan and, to the knowledge of the directors and senior officers, after reasonable enquiry, none of such persons’ respective associates, has engaged in any transaction in Alcan Common Shares during the six-month period preceding the date of this Directors’ Circular except as set out in Schedule D.

SHAREHOLDER RIGHTS PLAN

In 1990, Alcan Shareholders approved a plan whereby each Alcan Common Share carries one right to purchase additional Alcan Common Shares. The plan, with certain amendments, was reconfirmed at the 1995 Alcan Annual Meeting and further amendments were approved at the 1999 Alcan Annual Meeting. The plan was reconfirmed with no amendments at the 2002 Alcan Annual Meeting, and again reconfirmed for a three-year period with further amendments at the 2005 Alcan Annual Meeting.

The Rights Plan was not proposed or implemented in response to, or in anticipation of, any pending, threatened or proposed acquisition or takeover. A summary of the Rights Plan is set out in the attached Schedule E. That summary only includes the material terms and conditions of the Rights Plan, the full text of which is contained in an agreement, made as of December 14, 1989, amended on February 8, 1990 and March 5, 1990, approved by the Shareholders on April 26, 1990, amended and restated on March 2, 1995 and April 24, 1995, reconfirmed by the Shareholders on April 27, 1995, amended and restated on April 22, 1999, reconfirmed by the Shareholders on April 22, 2002 and amended and reconfirmed by the Alcan Shareholders on April 28, 2005, between Alcan and CIBC Mellon Trust Company, as rights agent. The summary is qualified by and is subject to the full terms and conditions of such agreement, a copy of which is publicly available on www.sec.gov.

Alcoa has made the Alcoa Offer conditional on the Board redeeming all outstanding Alcan Rights issued or issuable pursuant to the Rights Plan; the Board waiving the application of the Rights Plan to the purchase of the Alcan Common Shares by Alcoa; or Alcoa having determined that the Rights Plan does not materially adversely affect its ability to consummate the Alcoa Offer.

Notwithstanding this condition, Alcoa states in the Alcoa Circular that they have structured the Alcoa Offer to meet the requirements of the definition of “Permitted Bid” under the Rights Plan and that Alcoa believes that its offer constitutes a Permitted Bid. In order to qualify as a “Permitted Bid” under the Rights Plan, the Alcoa Offer should contain an irrevocable and unqualified provision to the effect that no Alcan Common Shares may be taken up or paid for prior to the close of business on a day which is not less than 60 days following the date of the offer. The Alcoa Offer, while open for more than 60 days, does not contain an irrevocable and unqualified no take-up provision in respect of the first 60-day period. The Alcoa Offer is therefore not a “Permitted Bid” under the Rights Plan.

The Board believes that the Rights Plan is an important instrument to allow it sufficient time to pursue value enhancing alternatives for Shareholders. The Board intends to use the Rights Plan only to advance Shareholder interests. On May 19, 2007, the Board resolved to defer the “Separation Time” (as defined in the Rights Plan) to a later date to be determined by the Board.

OWNERSHIP OF SECURITIES OF ALCOA

None of Alcan or the directors or senior officers of Alcan or, to their knowledge after reasonable enquiry, any of their respective associates owns, directly or indirectly, or exercises control or direction over, any securities of Alcoa, other than Mr. Roland Berger, a director who, through an account managed at the discretion of an asset manager, acquired 7,000 Alcoa Shares on January 20, 2007 and Mr. Paul M. Tellier, a director who, through an account managed at the discretion of an asset manager, acquired 6,900 Alcoa Shares on January 5, 2007.

INTERESTS IN MATERIAL CONTRACTS OF ALCOA

None of Alcan or the directors or senior officers of Alcan or, to their knowledge after reasonable enquiry, any of their respective associates has an interest in any material contract of Alcoa.

REJECT THE ALCOA OFFER

REGULATORY AND GOVERNMENTAL MATTERS

U.S. Antitrust Filings.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The acquisition of Alcan Common Shares pursuant to the Alcoa Offer is subject to such requirements.

Under the provisions of the HSR Act applicable to the Alcoa Offer, the purchase of Alcan Common Shares under the Alcoa Offer may not be consummated until the expiration of a 30 calendar day waiting period following the filing by Alcoa of a Notification and Report Form with respect to the Alcoa Offer, unless the Antitrust Division or the FTC grants early termination of such period. The Antitrust Division or the FTC may extend the waiting period of such filing by requesting additional information and documentary material relevant to the acquisition. If such a request is made, the waiting period will be extended until the thirtieth day after Alcoa has substantially complied with such request. Thereafter, such waiting periods can be extended only by court order or consent.

Alcoa stated in the Alcoa Circular that it is a condition to the Alcoa Offer that any waiting period required under the HSR Act shall have expired or been terminated. Alcoa has stated in the Alcoa Circular that it intends to file any required Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Alcoa Offer as soon as practicable. Alcan has received no indication that it has done so. Similarly, Alcoa has not announced receipt of any of its required clearances.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Alcan Common Shares pursuant to the Alcoa Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could, notwithstanding termination of the waiting period, take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Alcan Common Shares pursuant to the Alcoa Offer or seeking divestiture of Alcan Common Shares so acquired or divestiture of substantial assets of Alcoa or Alcan or any of their respective subsidiaries. State attorneys general may also bring legal actions under the antitrust laws, and private parties may bring such actions under certain circumstances.

Canadian Competition Filings.  The Competition Act (Canada) (the “CA”) requires a pre-merger notification to the Commissioner of Competition (the “Commissioner”) for transactions that exceed certain financial thresholds and, in the case of share acquisitions, that exceed an additional voting interest threshold. If a transaction is subject to pre-merger notification, a pre-merger filing must be submitted to the Commissioner and a waiting period must expire or be waived by the Commissioner before the proposed transaction may be completed. An offeror proposing to acquire the shares of a company may choose to file either a short form (generally with a 14-day waiting period) or a long form (with a 42-day waiting period). However, where an offeror files a short form, the Commissioner may, within 14 days, require a long form to be filed, in which case the proposed transaction generally may not be completed until 42 days after the long form is filed by the offeror.

Upon receipt of a pre-merger notification filing from an offeror proposing to acquire the shares of a company, the Commissioner is required immediately to notify the company the shares of which are proposed to be acquired that the Commissioner has received the prescribed short form or long form information, as the case may be. The company the shares of which are proposed to be acquired is required by the CA to supply the Commissioner with the prescribed short form information within ten days after being so notified or the prescribed long form information within 20 days after being so notified, as the case may be. Neither the failure of the company the shares of which are proposed to be acquired to submit the required information to the Commissioner, nor a request from the Commissioner for additional information or documentary material made to either party, will extend the waiting period.

Whether or not a pre-merger notification is required, the Commissioner has the authority to undertake a substantive competitive review of a transaction, and the Commissioner’s review may take less or more time than the applicable pre-merger notification waiting period. In complex cases, the review and clearance process may take several months. At any time during the course of her review, the Commissioner may apply to the Competition Tribunal, a specialized tribunal empowered to deal with certain matters under the CA, with respect to a “merger” (as defined in the CA) and, if the Competition Tribunal finds that the merger is likely to prevent or lessen competition substantially, it may order that the merger not proceed, in whole or in part, or, in the event that the merger has been completed, order its dissolution or the

REJECT THE ALCOA OFFER

disposition of some of the assets or shares involved. The Competition Tribunal also may issue an interim order under the CA prohibiting the completion of the merger for a period of up to 30 days where (a) the Commissioner has certified that she is making an inquiry under the CA in connection with the merger and that in her opinion more time is required to complete the inquiry, and (b) the Competition Tribunal finds that, in the absence of an interim order, a party to the merger or any other person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the merger on competition under the merger provisions of the CA because that action would be difficult to reverse. The duration of such interim orders may be extended for an additional period of up to 30 days where the Competition Tribunal finds that the Commissioner is unable to complete her inquiry because of circumstances beyond her control.

The Commissioner may, upon request, issue an advance ruling certificate (“ARC”), where she is satisfied that she would not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the CA. If the Commissioner issues an ARC in respect of a proposed transaction, the transaction is exempt from the pre-merger notification provisions. In addition, if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal under the merger provisions of the CA in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued. Alternatively, the Commissioner may issue a “no action” letter following a notification or an application for an ARC, indicating that she is of the view that grounds do not then exist to initiate proceedings before the Competition Tribunal under the merger provisions of the CA with respect to the proposed transaction, while preserving, during the three years following completion of the proposed transaction, her authority to so initiate proceedings should circumstances change.

The Alcoa Offer requires pre-merger notification to the Commissioner under the CA and Alcoa’s acquisition of Alcan would be a “merger” for purposes of the merger provisions of the CA and subject to a substantive competition review by the Commissioner.

Alcoa stated in the Alcoa Circular that it is a condition to the Alcoa Offer that the Commissioner issue an advance ruling certificate pursuant to Section 102 of the CA or, alternatively, the expiration or waiver of any waiting period related to merger pre-notification under Part IX of the CA together with the receipt of advice from the Commissioner of Competition (which advice will not have been rescinded or amended), on terms satisfactory to Alcoa, and that the Commissioner does not intend to oppose the acquisition contemplated by the Alcoa Offer and any subsequent acquisition transaction if such advice is considered by Alcoa to be desirable. Alcoa has not indicated when it will commence the regulatory clearance process under the CA in respect of the Alcoa Offer. Alcan has received no indication that Alcoa has made any filings under the CA.

Investment Canada Act.  Certain acquisitions of control of Canadian businesses by non-Canadians are subject to review under the Investment Canada Act, a Canadian statute that governs such acquisitions. If an acquisition is reviewable, the acquirer must submit an application for review with prescribed information to Industry Canada and, before the acquisition may be completed, in a case such as this, the Federal Minister of Industry Canada must determine that the investment is likely to be of “net benefit to Canada.” The Minister will consult with affected provinces as part of this process, which will include Quebec in this case. The Minister has an initial 45-day period to make a determination. The Minister may extend the period for a further 30 days by giving notice to the prospective acquirer, and thereafter with the consent of the prospective acquirer. If the Minister is not satisfied that the investment is likely to be of net benefit to Canada, the Minister must send a notice to that effect to the prospective acquirer, and the acquirer has 30 days to make representations and submit undertakings to the Minister in an attempt to change his or her decision.

Alcoa has stated in the Alcoa Circular that it is a condition to the Alcoa Offer that it receives, on terms satisfactory to Alcoa, the receipt or deemed receipt of confirmation from the Minister responsible under the Investment Canada Act that such Minister is satisfied that the consummation of the Offer and any subsequent acquisition transaction is likely to be of net benefit to Canada.

EC Merger Regulation.  Under the EC Merger Regulation, certain transactions, including the acquisition of control of Alcan through the purchase of Alcan Common Shares pursuant to the Alcoa Offer, may not be consummated unless notification has been given and certain information has been furnished to the European Commission and certain waiting period requirements have been satisfied. Alcoa has stated in the Alcoa Circular that it intends to file a “Form CO”

REJECT THE ALCOA OFFER

notification with the European Commission for review in connection with the Alcoa Offer as soon as practicable. Alcan has received no indication that it has done so.

Trade Practices Act (Australia).  Section 50 of the Trade Practices Act (the “TPA”) prohibits an acquisition of shares or assets if it would have the likely effect of substantially lessening competition in a market in Australia. There is no compulsory notification requirement in relation to this prohibition. The relevant regulator, the Australian Competition and Consumer Commission (the “ACCC”), has a voluntary informal merger clearance process. Under this process, parties to a proposed acquisition seek an assurance from the ACCC that, based on the information provided to it and any relevant undertakings given by any of the parties, it will not oppose the proposed acquisition.

Recent changes to the TPA introduce a process under which parties may apply for formal clearance of a proposed acquisition. Under the new formal clearance process, the ACCC has 40 business days in which to consider the acquisition and determine whether the acquisition would not have the likely effect of substantially lessening competition. The ACCC will be taken to have refused clearance if it does not make a determination within this period (unless extended). This alternative process operates in parallel with the long-standing informal merger clearance process. Alcoa has stated in the Alcoa Circular that although it does not currently intend to pursue an application under this alternative process, it may determine to do so following the date of the Alcoa Circular. Alcoa has stated in the Alcoa Circular that it currently intends to make an application to the ACCC for informal clearance of the Alcoa Offer.

Foreign Acquisitions and Takeovers Act (Australia).  Under the FATA, an acquirer must notify the Foreign Investment Review Board (“FIRB”) of a proposed acquisition if, among other things, it involves the acquisition by a foreign corporation of an interest of more than 15% in an Australian corporation, and the value of the Australian corporation’s gross assets exceeds certain monetary thresholds or where there is an acquisition of an interest in an Australian urban land corporation. FIRB will consider the proposed acquisition and make a recommendation to the Treasurer of Australia (the “Treasurer”). The Treasurer may make an order prohibiting the proposed acquisition if it is considered to be “contrary to the national interest.” The proposed acquisition may proceed if the Treasurer advises that he does not object to the proposed acquisition, or if a period of 40 days (or longer if extended prior to expiration of that period) elapses from the date on which the acquirer lodged the notice.

In the Alcoa Circular, Alcoa has stated that it intends to notify FIRB of the Alcoa Offer in accordance with this process and that the Alcoa Offer is conditional upon:

•	Alcoa receiving unconditional written notice issued by or on behalf of the Treasurer stating that there are no objections under the Australian government’s foreign investment policy to the acquisition by Alcoa of Alcan Common Shares pursuant to the Alcoa Offer;

•	expiration of the period provided under the FATA during which the Treasurer may make an order or an interim order under the FATA prohibiting the acquisition by Alcoa of Alcan Common Shares pursuant to the Alcoa Offer, without such an order or interim order being made; or

•	if an interim order is made to prohibit the acquisition by Alcoa of Alcan Common Shares pursuant to the Alcoa Offer, the subsequent period for making a final order expiring, without such final order being made.

Other.  In addition, certain other countries have regulatory requirements that may be applicable to the Alcoa Offer.

Continuity Agreement.  Pursuant to the Continuity Agreement between Alcan and the Government of Quebec dated December 13, 2006, a prospective acquirer intending to acquire Common Shares sufficient to allow for the exercise of effective control or direction of Alcan must, prior to completing any such acquisition, demonstrate to the satisfaction first of the Board (subject to subsequent acceptance of the Government of Quebec) that, as a result of the proposed acquisition, there is no reasonable basis to believe that either (i) there will be a diminishment or material risk to Alcan’s positive commitment to the health and prospects of the economy and society of Quebec, or (ii) there will be a direct or indirect net negative impact to the health and prospects of the economy or society of Quebec. Completion of the proposed acquisition having failed to so demonstrate results in the Government of Quebec having the right to cancel or revoke, without compensation or indemnification to Alcan, a number of hydroelectric power sale, water rights and financing agreements.

The Board has no obligation to commence its consideration of any information provided by the prospective acquirer until, among other conditions, all of the conditions to the prospective acquirer’s offer have been fulfilled or waived. The Government of Quebec has undertaken that it will not enter into discussions or negotiations with any prospective acquirer

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in connection with the matters addressed by the Continuity Agreement unless such prospective acquirer has followed the processes set out in the Continuity Agreement, including the requisite process relating to the involvement of the Board in reviewing the prospective acquirer’s submission.

The Board will communicate its conclusions to the prospective acquirer within 35 days of initiating its review. If the Board’s determination is positive, the prospective acquirer is to notify the Government of Quebec, providing the Government of Quebec with a copy of the Board’s findings. The Government of Quebec will be deemed to have accepted the Board’s determination if it does not communicate its disagreement within 15 days (which may be extended by the Government of Quebec to 21 days) of such notice.

If the Board’s determination is negative, the Continuity Agreement provides for joint discussions between Alcan, the prospective acquirer and the Government of Quebec for up to 21 days and, if necessary, with a retired justice of the Superior Court of Quebec or the Quebec Court of Appeal acting in a mediating role for a further 21 days.

On May 17, 2007 Alcoa delivered to Alcan’s Board what purported to be a notification and request for consideration under the Continuity Agreement. The nature of the Alcoa Offer is such that the Board has no obligation to begin a review.

OTHER INFORMATION

Except as disclosed in this Directors’ Circular, no information is known to the directors of Alcan that would reasonably be expected to affect the decision of the holders of Alcan Common Shares to accept or reject the Alcoa Offer.

CERTAIN CANADIAN FEDERAL TAX CONSEQUENCES OF THE ALCOA OFFER

The section below is generally applicable to a Shareholder who for the purposes of the Income Tax Act (Canada) (the “Tax Act”) at all relevant times, is, or is deemed to be, resident in Canada and who holds its Alcan Common Shares as capital property (“Canadian Resident Shareholders”). It is based on the current provisions of the Tax Act, the regulations thereunder and the current administrative practices and policies of the Canada Revenue Agency.

Canadian Resident Shareholders who dispose of Alcan Common Shares pursuant to the Alcoa Offer will realize a capital gain (or capital loss) computed in the manner described in the Alcoa Circular. For these purposes, the proceeds of disposition of the Alcan Common Shares will equal the sum of the cash consideration received and the fair market value of the Alcoa Shares received. Canadian Resident Shareholders will not be able to defer the realization of any capital gain arising as a result of a disposition pursuant to the Alcoa Offer and tax may become payable as a consequence, including on the portion of the consideration consisting of Alcoa Shares.

The Alcoa Circular refers to a commitment of the Minister of Finance (Canada) to introduce a rule to the Tax Act that would permit, in certain circumstances, a Canadian resident holder of shares of a Canadian corporation to exchange such shares for shares of a non-Canadian corporation on a tax deferred basis. The Alcoa Circular confirms that no such proposal has been introduced at this time. In November 2006, Department of Finance officials confirmed in a public statement that no progress is being made with this proposal and that this proposal raises some issues related to the preservation of the Canadian tax base. This statement may imply that the proposals are unlikely to be enacted in the near future.

Dividends paid by Alcan are “eligible dividends” for purposes of the Tax Act and certain equivalent provisions of provincial tax legislation. Canadian Resident Shareholders who are individuals who receive dividends on Alcan Common Shares are entitled to an enhanced dividend tax credit for purposes of the Tax Act and certain equivalent provisions of provincial tax legislation. As a result of the enhanced dividend tax credit, the effective top marginal tax rate payable by Canadian Resident Shareholders who are individuals on dividends on Alcan Common Shares is 17% to 31%, depending on the province in which the Shareholder resides. Dividends paid to Canadian Resident Shareholders on Alcoa Shares will not be eligible dividends and will not benefit from the enhanced dividend tax credit. Individuals who receive dividends on Alcoa Shares will be subject to Canadian tax at top marginal rates of between 39% to 48%, depending on the province in which the individual resides. In addition, dividends paid to Canadian Resident Shareholders on Alcoa Shares may be subject to United States withholding tax. A deduction or credit for such foreign taxes may or may not be available to a Canadian Resident Shareholder in computing Canadian income tax liability, depending on the Shareholder’s circumstances. No withholding tax applies to dividends on Alcan Common Shares paid to Canadian Resident Shareholders.

REJECT THE ALCOA OFFER

Because consideration paid to Shareholders includes Alcoa Shares, Alcoa is not permitted to benefit from the ability to increase the tax basis of assets owned by Alcan which would otherwise reduce the tax costs of selling certain assets post acquisition.

MATERIAL CHANGES

The directors and senior officers of Alcan are not aware of any other information that indicates any material change in the affairs of Alcan since March 31, 2007, the date of the last published unaudited interim financial statements of Alcan, except as described herein.

OTHER MATTERS

The principal office of Alcan is located at 1188 Sherbrooke Street West, Montreal, Quebec, Canada H3A 3G2 and the telephone number at such office is (514) 848-8000. The principal office of Alcoa is located at 390 Park Avenue, New York, New York, USA 10022-4608. The registered offices of Alcoa Holdco Canada are located at 1959 Water Street, Suite 900, Halifax, Nova Scotia, B3J 3N2.

This document will be filed with the SEC as an exhibit to Alcan’s Solicitation/Recommendation Statement on Schedule 14D-9. Shareholders are advised to read this Directors’ Circular and the Solicitation/Recommendation Statement on Schedule 14D-9 (including the other exhibits thereto) in their entirety because they contain important information. Copies of the Solicitation/Recommendation Statement on Schedule 14D-9 are, and any other documents filed by Alcan in connection with the Alcoa Offer will be, available free of charge at the SEC’s website at www.sec.gov, from Alcan at www.alcan.com or from the Information Agents.

PERSONS OR ASSETS EMPLOYED, COMPENSATED OR USED

Morgan Stanley was retained to render financial advisory services to the Board in connection with the analysis and consideration of, and response to, the Alcoa Offer. Alcan will pay Morgan Stanley reasonable and customary compensation for its services and will reimburse it for its reasonable out-of-pocket expenses. Alcan has agreed to indemnify Morgan Stanley against certain liabilities arising out of or in connection with their engagement.

UBS was retained to render financial advisory services to the Strategic Committee in connection with the analysis and consideration of the Alcoa Offer and the consideration of Alcan’s strategies and alternatives. Alcan will pay UBS reasonable and customary compensation for its services and will reimburse it for its reasonable out-of-pocket expenses. Alcan has agreed to indemnify UBS against certain liabilities arising out of or in connection with its engagement.

Alcan has also retained JP Morgan and RBC as additional financial advisors. Alcan will pay each of JP Morgan and RBC reasonable and customary compensation for its services and will reimburse it for its reasonable out-of-pocket expenses. Alcan has agreed to indemnify each of JP Morgan and RBC against certain liabilities arising out of or in connection with its engagement.

Alcan has retained Georgeson Shareholder and Innisfree M&A to assist it in connection with Alcan’s communications with Shareholders with respect to the Alcoa Offer. Each of Georgeson Shareholder and Innisfree M&A will receive reasonable and customary compensation for its services and reimbursement for its reasonable out-of-pocket expenses. Alcan has agreed to indemnify each of Georgeson Shareholder and Innisfree M&A against certain liabilities arising out of or in connection with the engagement.

Alcan has also retained Sard Verbinnen & Co and Edelman as its public relations advisors (the “Public Relations Advisors”) in connection with the Alcoa Offer and certain related matters. Alcan will pay its Public Relations Advisors reasonable and customary compensation for their services and will reimburse each of them for their reasonable out-of-pocket expenses. Alcan has agreed to indemnify each of its Public Relations Advisors against certain liabilities arising out of or in connection with the engagement.

Except as set forth above, neither Alcan nor any person acting on its behalf has employed, retained or agreed to compensate any person making solicitations or recommendations to Shareholders in connection with the Alcoa Offer.

REJECT THE ALCOA OFFER

STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides security holders of Alcan with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

DIRECTORS’ APPROVAL

The contents of this Directors’ Circular have been approved and the delivery thereof has been authorized by the Board.

REJECT THE ALCOA OFFER

CONSENT OF MORGAN STANLEY & CO. INCORPORATED

We hereby consent to the reference to our opinion, dated May 22, 2007, in the Chairman’s letter enclosed with the circular of the Board of Directors of Alcan Inc., dated May 22, 2007 (the circular and the Solicitation/Recommendation Statement on Schedule 14D-9 to which the circular is attached as an exhibit being referred to as the “Circular”), and under the captions “Questions and Answers about the Inadequate Offer from Alcoa”, “Summary”, “Analysis and Reasons for the Board’s Conclusion and Recommendation”, “Background to the Alcoa Offer and Response of Alcan” and “Opinion of Morgan Stanley” and to the inclusion of the foregoing opinion in the Circular.

New York May 22, 2007	MORGAN STANLEY & CO. INCORPORATED (Signed) Brian Healy Executive Director

CERTIFICATE

DATED: May 22, 2007

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value of the market price of the securities subject to the Alcoa Offer within the meaning of the Securities Act (Quebec).

On behalf of the Board of Directors

(Signed) L. Yves Fortier Chairman of the Board	(Signed) Paul M. Tellier Chairman of the Strategic Committee of the Board

SCHEDULE A

GLOSSARY

Unless the context otherwise requires or where otherwise provided, the following words and terms shall have the meanings set forth below when used in this Directors’ Circular:

“Alcan” means Alcan Inc., a corporation organized under the laws of Canada;

“Alcan Common Shares” means the common shares of Alcan, together with the associated rights issued and outstanding under Alcan’s Rights Plan;

“Alcan Shareholders” or “Shareholders” means the holders of Alcan Common Shares;

“Antitrust Division” has the meaning set forth under “Regulatory and Governmental Matters”;

“ARC” has the meaning set forth under “Regulatory and Governmental Matters”;

“Alcoa” means Alcoa Inc., a Pennsylvania corporation, together with Alcoa Holdco Canada ULC, an unlimited liability company organized under the laws of the Province of Nova Scotia, Canada, and a wholly-owned subsidiary of Alcoa Inc.;

“Alcoa Circular” means the takeover bid circular accompanying the Alcoa Offer;

“Alcoa Offer” means the offer commenced by Alcoa on May 8, 2007, to purchase all of the outstanding Alcan Common Shares;

“Alcoa Shares” means the common stock of Alcoa Inc., par value $1.00 per share;

“BGP” or “Business Group Profit” comprises earnings before interest, income taxes, minority interests, depreciation and amortization and excludes certain items such as corporate costs, restructuring costs (relating to major corporate-wide acquisition or initiatives), impairment and other special charges, pension, actual gains, losses and other adjustments, and unrealized gains and losses on derivatives, that are not under the control of Alcan’s business groups or are not considered in the measurement of their profitability;

“Board” means the board of directors of Alcan;

“CA” has the meaning set forth under “Regulatory and Governmental Matters”;

“Change of Control Agreement” has the meaning set forth under “Arrangements Between Alcan and its Directors and Senior Officers”;

“Commissioner” has the meaning set forth under “Regulatory and Governmental Matters”;

“Continuity Agreement” means the Continuity Agreement, dated as of December 13, 2006, between Alcan and the Government of Quebec;

“CSAs” means the Canadian provincial securities regulatory authorities;

“Debt to Capital” is defined as borrowings divided by total invested capital. Total invested capital is the sum of borrowings and equity, including minority interest;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“FTC” has the meaning set forth under “Regulatory and Governmental Matters”;

“Georgeson Shareholder” means Georgeson Shareholder Communications Canada Inc.;

“HSR Act” has the meaning set forth under “Regulatory and Governmental Matters”;

“Implied Offer Price of the Alcoa Offer” as on a particular date, means the amount that is equal to (i) $58.60 plus (ii) 0.4108 multiplied by the closing price of the Alcoa Shares as on that date on the NYSE;

“Information Agents” means Georgeson Shareholder and Innisfree M&A;

“Innisfree M&A” means Innisfree M&A Incorporated;

“JP Morgan” means J.P. Morgan Securities Inc.;

“LME” means the London Metal Exchange;

“Morgan Stanley” means Morgan Stanley & Co. Incorporated;

A-1

“NYSE” means the New York Stock Exchange Inc.;

“Operating EPS” is defined as the per common share amount of the sum of income from continuing operations, Foreign currency balance sheet translation and Other Specified Items;

“Operating Return on Capital Employed” is defined as income (calculated as the sum of (i) operating earnings, (ii) minority interests and (iii) interest (after tax at the Canadian statutory tax rate of 32% for 2007)), divided by average capital employed (calculated as the sum of (i) total debt and borrowings, (ii) net deferred income taxes, (iii) minority interests, (iv) preference shares and (v) common shareholders’ equity);

“RBC” means RBC Capital Markets Inc.;

“Rights Plan” means the Shareholder Rights Plan Agreement, made as of December 14, 1989, amended on February 8, 1990 and March 5, 1990, approved by the Shareholders on April 26, 1990, amended and restated on March 2, 1995 and April 24, 1995, reconfirmed by the Shareholders on April 27, 1995, amended and restated on April 22, 1999, reconfirmed by the Shareholders on April 22, 2002 and amended on April 28, 2005, between Alcan and CIBC Mellon Trust Company, as rights agent;

“SEC” means the United States Securities and Exchange Commission;

“senior officer” has the meaning assigned to it in the Securities Act (Ontario);

“Strategic Committee” has the meaning set forth under “Background to the Alcoa Offer and Response of Alcan”;

“Subsequent Offering Period,” as defined in the Alcoa Circular, means a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act, which shall expire no earlier than 10 business days (as defined under the Rights Plan) after the date of the announcement of such subsequent offering period and during which Alcan Shareholders may deposit Alcan Common Shares not deposited during the initial Alcoa Offer;

“tonne” means a metric tonne of 1,000 kilograms or 2,204.6 pounds; “kt” means kilotonne; “Mt” means millions of tonnes; and “mtpy” means millions of tonnes per year;

“TSX” means the Toronto Stock Exchange; and

“UBS” means UBS Securities LLC.

A-2

SCHEDULE B

OPINION OF MORGAN STANLEY & CO. INCORPORATED

1585 Broadway
New York, NY 10036

May 22, 2007

Board of Directors
Alcan Inc.
1188 Sherbrooke Street West
Montreal, QC H3A 3G2
Canada

Members of the Board:

We understand that on May 8, 2007, Alcoa Inc. and Alcoa Holdco Canada ULC (“Subsidiary”), a subsidiary of Alcoa Inc. (“Bidder”), commenced an offer to purchase (the “Offer”) all of the outstanding common shares, no par value, (the “Alcan Common Stock”) of Alcan Inc. (“Alcan” or the “Company”) for U.S.$58.60 net per share in cash and 0.4108 of a share of common stock, par value $1.00 per share (the “Bidder Common Shares”) of Bidder per share of Alcan Common Stock (collectively, the “Offer Consideration”), upon the terms and subject to the conditions set forth in the Offer to Purchase, (the “Offer to Purchase”) and the related Circular and Letter of Transmittal, each contained in the Registration Statement on Form S-4 filed by Bidder on May 7, 2007 (the “Registration Statement,” and, together with the Offer to Purchase, the Circular and the Letter of Transmittal, the “Offer Documents”). The Offer Documents further provide that if the Offer is completed, Bidder expects to effect a subsequent acquisition transaction to acquire all Alcan Common Stock not acquired pursuant to the Offer. The terms of the Offer are more fully set forth in the Offer Documents.

You have asked for our opinion as to whether the Offer Consideration to be received by holders of shares of the Alcan Common Stock pursuant to the Offer is adequate from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

a)	reviewed certain publicly available financial statements and other business and financial information of the Company and Bidder, respectively;

b)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

c)	reviewed certain financial projections prepared by the management of the Company and discussed such projections with the management of the Company;

d)	discussed the past and current operations and financial condition and the prospects of the Company, including information related to strategic, financial and operational plans, with the management of the Company;

e)	reviewed the reported prices and trading activity for the Alcan Common Stock and the Bidder Common Shares;

f)	compared the financial performance of the Company and the prices and trading activity of the Alcan Common Stock with that of certain other comparable publicly-traded companies and their securities;

g)	compared the financial performance of the Company and Bidder and the prices and trading activity of the Alcan Common Stock and Bidder Common Shares with that of certain other publicly-traded companies comparable to the Company and Bidder, respectively, and their securities;

h)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

i)	reviewed the Offer Documents and certain related documents, and a draft of the Company’s Directors’ Circular, dated May 22, 2007, and;

j)	performed such other analyses and considered such other factors as we have deemed appropriate.

B-1

We have assumed and relied upon without independent verification the accuracy and completeness of the information made available to us by the Company for the purposes of this opinion. With respect to the financial projections for the Company, including information relating to certain strategic, financial and operational plans, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. As you know, we have not been provided with access to management or internal financial information of Bidder and instead, have relied on publicly available information as well as the assessments of the management of the Company and other information provided by the Company with respect to such matters. We have assumed that the Offer and any subsequent acquisition transaction will be consummated as contemplated in the Offer Documents. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Bidder, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and Bidder and have received fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of Bidder, the Company or any other company or any currency or commodity that may be involved in the Offer.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission, the Canadian Securities Administrators and other governmental or self-regulatory authorities or stock exchanges in connection with the Offer if such inclusion is required by applicable law or the regulations of any such authority or exchange. This opinion is not intended to be and shall not constitute a recommendation to any holder of Alcan Common Stock as to whether to tender Alcan Common Stock pursuant to the Offer. In addition, this opinion does not in any manner address the prices at which the Alcan Common Stock or Bidder Common Shares will actually trade at any time.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Offer Consideration to be received by holders of shares of the Alcan Common Stock pursuant to the Offer is inadequate from a financial point of view to such holders.

Very truly yours,

Morgan Stanley & Co. Incorporated

(Signed) Carl Contiguglia
Managing Director

B-2

SCHEDULE C

ISSUANCES OF SECURITIES OF ALCAN

Alcan Common Shares

		No. of Common(1)	Price per
Name	Nature of Issue	Shares Issued	Common Share(2)	Date Issued

Christel Bories	Exercise of Option	63,770	€29.07	February 24, 2006
	Exercise of Option	46,134	38.26	February 23, 2007
Pierre Chenard	Exercise of Option	2,281	40.86	May 10, 2006
	Exercise of Option	5,588	34.04	May 10, 2006
	Exercise of Option	6,667	38.26	May 10, 2006
Corey Copeland	Exercise of Option	3,533	38.26	May 23, 2006
Jacynthe Côté	Exercise of Option	855	42.40	February 7, 2007
	Exercise of Option	2,000	38.26	February 15, 2007
	Exercise of Option	2,510	34.04	February 16, 2007
	Exercise of Option	1,500	34.04	February 16, 2007
Richard B. Evans	Exercise of Option	5,702	30.43	May 30, 2005
	Exercise of Option	11,404	42.40	May 10, 2006
	Exercise of Option	35,000	34.04	May 11, 2006
	Exercise of Option	7,603	37.44	May 11, 2006
	Exercise of Option	3,801	38.50	May 11, 2006
	Exercise of Option	20,000	39.84	May 16, 2006
	Exercise of Option	38,160	39.84	May 17, 2006
	Exercise of Option	3,801	37.44	March 13, 2007
Michael Hanley	Exercise of Option	2,433	40.86	May 8, 2006
	Exercise of Option	35,238	34.04	May 8, 2006
	Exercise of Option	56,400	38.26	May 8, 2006
	Exercise of Option	10,492	46.16	May 10, 2006
	Exercise of Option	2,433	40.86	May 15, 2006
Rhodri Harries	Exercise of Option	11,404	47.97	February 21, 2007
	Exercise of Option	9,667	38.26	February 21, 2007
Michel Jacques	Exercise of Option	1,483	35.87	September 26, 2005
	Exercise of Option	1,939	36.49	May 11, 2006
	Exercise of Option	4,562	42.40	February 22, 2007
David L. McAusland	Exercise of Option	11,404	40.49	May 10, 2006
	Exercise of Option	19,387	39.84	May 10, 2006
	Exercise of Option	7,603	40.86	May 10, 2006
	Exercise of Option	12,500	40.67	May 19, 2006
	Exercise of Option	7,600	40.86	May 19, 2006
	Exercise of Option	45	40.67	March 7, 2007
	Exercise of Option	36,949	34.04	March 7, 2007
	Exercise of Option	10,948	46.16	March 7, 2007
Roy Millington	Exercise of Option	570	40.67	May 9, 2006
	Exercise of Option	1,976	34.04	May 9, 2006
	Exercise of Option	2,933	38.26	May 11, 2006
Cesidio Ricci	Exercise of Option	821	40.86	May 15, 2006

(1)	The Alcan Shareholder Rights Plan (the “Rights Plan”) was reconfirmed at the Alcan Annual Meeting of the Shareholders on April 28, 2005. Under the Rights Plan, one right is issued in respect of each Common Share outstanding from time to time, including those held by directors and senior officers of the Corporation.
(2)	In Canadian dollars unless otherwise noted.

C-1

Options

	No. of Options	Exercise Price
Name	Granted	in CDN$	Date Granted	Expiry Date

Christel Bories	69,200	38.26	September 21, 2005	September 21, 2015
Pierre Chenard	10,000	38.26	September 21, 2005	September 21, 2015
Corey Copeland	5,300	38.26	September 21, 2005	September 21, 2015
Jacynthe Côté	41,600	38.26	September 21, 2005	September 21, 2015
Richard B. Evans	5,702	38.50	May 30, 2005	October 5, 2008
	141,500	38.26	September 21, 2005	September 21, 2015
	167,250	49.59	March 13, 2006	March 13, 2016
Ilene Gordon	17,400	38.26	September 21, 2005	September 21, 2015
Michael Hanley	84,600	38.26	September 21, 2005	September 21, 2015
Rhodri Harries	14,500	38.26	September 21, 2005	September 21, 2015
David L. McAusland	62,900	38.26	September 21, 2005	September 21, 2015
Roy Millington	4,400	38.26	September 21, 2005	September 21, 2015

C-2

SCHEDULE D

TRADING IN COMMON SHARES OF ALCAN

Name	Nature of Trade(1)	Date of Trade	No. of Securities	Price per Security(2)

Roland Berger	Purchase	November 17, 2006	5,000	US$	45.97
Christel Bories	Exercise of Option & Sale of Underlying Shares	February 23, 2007	46,134		63.55
Jacynthe Côté	Exercise of Option & Sale of Underlying Shares	February 7, 2007	855		61.00
	Exercise of Option & Sale of Underlying Shares	February 15, 2007	2,000		61.65
	Exercise of Option & Sale of Underlying Shares	February 16, 2007	2,510		63.20
	Exercise of Option & Sale of Underlying Shares	February 16, 2007	1,500		64.00
Richard B. Evans	Exercise of Option & Sale of Underlying Shares	March 13, 2007	3,801		62.70
Rhodri Harries	Exercise of Option & Sale of Underlying Shares	February 21, 2007	11,404		63.53
	Exercise of Option & Sale of Underlying Shares	February 21, 2007	9,667		63.77
Michel Jacques	Exercise of Option & Sale of Underlying Shares	February 22, 2007	4,562		63.46
David L. McAusland	Exercise of Option & Sale of Underlying Shares	March 7, 2007	45		62.04
	Exercise of Option & Sale of Underlying Shares	March 7, 2007	36,949		61.86
	Exercise of Option & Sale of Underlying Shares	March 7, 2007	10,948		61.30
Alcan	Repurchase	November 22, 2006	476,900	US$	49.20
	Repurchase	November 22, 2006	153,100		56.02
	Repurchase	November 23, 2006	108,600		56.15
	Repurchase	November 24, 2006	125,000	US$	49.85
	Repurchase	November 24, 2006	33,500		56.41
	Repurchase	November 27, 2006	150,000	US$	47.91
	Repurchase	November 28, 2006	39,100	US$	47.88
	Repurchase	November 30, 2006	150,000	US$	47.84
	Repurchase	December 1, 2006	50,000	US$	47.92

(1) All sales were effected in the open market. Alcan repurchases were effected in the open market under Alcan’s Normal Course Issuer Bid / Rule 10b-18 repurchase plan.

(2) In Canadian dollars unless otherwise noted.

D-1

SCHEDULE E

SUMMARY OF SHAREHOLDER RIGHTS PLAN

Alcan Inc. (“Alcan” or the “Corporation”) filed its shareholder rights plan (the “Rights Plan”) at www.sec.gov. The full text of the Rights Plan is contained in an agreement, made as of December 14, 1989, amended on February 8, 1990 and March 5, 1990, approved by the Shareholders on April 26, 1990, amended and restated on March 2, 1995 and April 24, 1995, reconfirmed by the Shareholders on April 27, 1995, amended and restated on April 22, 1999, reconfirmed by the Shareholders on April 22, 2002 and amended and reconfirmed by the Shareholders on April 28, 2005, between Alcan and CIBC Mellon Trust Company, as rights agent. The primary objective of the Rights Plan is to provide the Board with sufficient time to explore and develop alternatives for maximizing Shareholder value if a takeover bid is made for Alcan and to provide every Shareholder with an equal opportunity to participate in such a bid. The Rights Plan encourages a potential acquirer to proceed either by way of a “Permitted Bid” (as defined in the Rights Plan), which requires the takeover bid to satisfy certain minimum standards designed to promote fairness, or with the concurrence of the Board. The following is a summary of the principal terms of the Rights Plan, which is qualified in its entirety by reference to the text of the Rights Plan.

Issuance of Rights

The Rights Plan provides that one right (a “Right”) is issued in respect of each outstanding Voting Share (which includes the Alcan Common Shares as well as any other shares in the capital of Alcan (collectively, “Voting Shares”) entitled to vote generally in the election of directors) issued after the Record Time and prior to the Separation Time (as defined below), subject to the earlier termination or expiration of the Rights as set out in the Rights Plan. At the date hereof, there are no Voting Shares outstanding other than the Alcan Common Shares.

Term

The Rights Plan is subject to reconfirmation by the Shareholders at every third Annual Meeting of Shareholders of Alcan following the 1999 Annual Meeting. The Rights Plan was reconfirmed by the Shareholders at the Annual Meeting of Alcan Shareholders held on April 28, 2005, and is next subject to reconfirmation by the Alcan Shareholder at the 2008 Annual Meeting of Shareholders, subject to earlier termination of the Rights or to termination of the Rights Plan, all as set out in the Rights Plan.

Trading of Rights

Notwithstanding the effectiveness of the Rights Plan, the Rights are not exercisable until the Separation Time (as defined below). Until the Separation Time, or earlier termination or expiration of the Rights, the Rights are evidenced by and transferred with the associated Alcan Common Shares and the surrender for transfer of any certificate representing Alcan Common Shares will also constitute the surrender for transfer of the Rights associated with those Alcan Common Shares. After the Separation Time, the Rights will become exercisable and begin to trade separately from the associated Alcan Common Shares. The Rights are listed on the Toronto Stock Exchange and the New York Stock Exchange. The initial “Exercise Price” under each Right in order to acquire an Alcan Common Share is $200.

Separation of Rights

The Rights will become exercisable and begin to trade separately from the associated Alcan Common Shares at the “Separation Time”, which is generally the close of business on the tenth business day after the earliest to occur of (a) a public announcement that a person or a group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 20% or more of the outstanding Voting Shares other than as a result of (i) a reduction in the number of Voting Shares outstanding, (ii) a Permitted Bid or Competing Permitted Bid (see “Permitted Bids” below), (iii) acquisitions of Alcan Common Shares or Voting Shares in respect of which the Board has waived the application of the agreement, or (iv) other specified exempt acquisitions in which Alcan Shareholders participate on a pro rata basis, as well as certain other exceptions; (b) the date of commencement of, or the first public announcement of an intention of any person to commence, a takeover bid where the Voting Shares subject to the bid and Voting Shares owned by that person (including affiliates, associates and others acting jointly or in concert therewith) would constitute 20% or more of the outstanding Voting Shares; and (c) the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such. Promptly following the Separation Time, separate certificates evidencing rights (”Rights Certificates”) will be mailed to the holders of record of Alcan Common Shares as of the Separation Time and the Rights Certificates alone will evidence the Rights.

When Rights become Exercisable

After the Separation Time, each Right entitles the holder thereof to purchase one Alcan Common Share at the Exercise Price. Following a transaction which results in a person becoming an Acquiring Person (a “Flip-in-Event”), the Rights entitle the holder thereof (other than a holder who is an Acquiring Person) to receive upon exercise and payment of the exercise price, Alcan Common Shares with a market value equal to twice the then-Exercise Price of the Rights. In such event, however, any Rights beneficially owned by an Acquiring Person (including affiliates, associates and others acting jointly or in concert therewith), or a transferee or any such person, will be void. A Flip-in-Event does not include acquisitions approved by the Board or acquisitions pursuant to a “Permitted Bid” or “Competing Permitted Bid” (as defined below).

Permitted Bids and Competing Permitted Bids

Under the Rights Plan, the Rights are not triggered by a “Permitted Bid,” which is defined as an offer to acquire Voting Shares by means of a takeover bid circular where the Voting Shares (including Voting Shares that may be acquired upon conversion of securities convertible into Voting Shares) subject to the offer, together with shares beneficially owned by the offeror at the date of the offer (including its affiliates, associates and others acting jointly or in concert therewith), constitute 20% or more of the outstanding Voting Shares and that also complies with the following additional provisions:

(i)	the bid is made to all holders of Voting Shares as registered on the books of the Corporation, other than the offeror;

(ii)	the bid contains, and the take-up and payment for securities tendered or deposited is subject to, the following irrevocable and unqualified provision that no Voting Shares will be taken up or paid for pursuant to the bid (A) prior to the close of business on the date which is not less than 60 calendar days following the date of the bid and (B) only if at such date more than 50% of the Voting Shares held by “Independent Shareholders” (defined below) shall have been tendered or deposited pursuant to the bid and not withdrawn;

(iii)	unless the bid is withdrawn, the bid contains an irrevocable and unqualified provision that Voting Shares may be deposited pursuant to such bid at any time during the 60-day period of time described in clause (ii)(A) and that any Voting Shares deposited pursuant to the bid may be withdrawn until taken up and paid for; and

(iv)	the bid also contains an irrevocable and unqualified condition that in the event that the deposit condition set forth in clause (ii)(B) is satisfied, the offeror will make a public announcement of that fact and the bid will remain open for deposits and tenders of Voting Shares for not less than 10 Business Days from the date of such public announcement.

As defined in the Rights Plan, “Independent Shareholders” are holders of Voting Shares other than (i) an Acquiring Person; (ii) any offeror making a takeover bid; (iii) any affiliate or associate of an Acquiring Person or offeror; (iv) joint actors with such persons; and (v) any employee benefit plan, deferred profit sharing plan, stock participation plan or trust for the benefit of employees of the Corporation or its wholly-owned subsidiaries unless the beneficiaries of such plans or trusts direct a voting or tendering to a takeover bid of Voting Shares.

A Competing Permitted Bid is a takeover bid that is made after a Permitted Bid (or another Competing Permitted Bid) has been made but prior to its expiry, and that satisfies all the requirements of a Permitted Bid as described above (other than the 60-day minimum period described in clause (ii)(A) above), and that also contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified condition that no Voting Shares will be taken up and paid for pursuant to the Competing Permitted Bid until a date that is not earlier than the later of 35 days after the Competing Permitted Bid is made and 60 days after the date of the earliest prior Permitted Bid in existence when the Competing Permitted Bid is made. The reduction in the time for acceptance of a Competing Permitted Bid is designed to allow, as nearly as practicable, all bids to be dealt with by Alcan Shareholders within substantially the same timeframe.

Redemption and Waiver

Redemption of Rights on Approval of Holders of Voting Shares and Rights.  With the prior consent of the holders of Voting Shares or Rights, the Board may at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.01 per Right (the “Redemption Price”), subject to adjustment for anti-dilution as provided in the Rights Agreement.

Waiver.  Under the Rights Plan, the Board can waive the application of the Flip-in Event provisions of the Rights Plan to enable a particular takeover bid to proceed, in which case the Rights Plan will be deemed to have been waived with respect to any other takeover bid made prior to the expiry of any bid subject to such waiver.

Redemption of Rights on Withdrawal or Termination of Bid.  Where a takeover bid that is not a Permitted Bid or Competing Permitted Bid expires, is withdrawn or otherwise terminates after the Separation Time and prior to the occurrence of a Flip-in Event, the Board may elect to redeem all the outstanding Rights at the Redemption Price

Anti-Dilution Adjustments

The Exercise Price, the number and nature of securities which may be purchased upon the exercise of Rights, and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution in the event of stock dividends, subdivisions, consolidations, reclassifications or other changes in the outstanding Alcan Common Shares, pro rata distributions to holders of Alcan Common Shares and other circumstances where adjustments are required to appropriately protect the interests of the holders of Rights.

QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE
INFORMATION IN THIS DOCUMENT SHOULD BE DIRECTED TO THE
INFORMATION AGENTS:

In Canada (and elsewhere outside the United States):	In the United States:

100 University Avenue 11th Floor, South Tower Toronto, Ontario M5J 2Y1	501 Madison Avenue 20th Floor New York, NY 10022

North American Toll Free Number: (866) 690-7472	Toll Free Number: (877) 825-8964
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